Exhibit 10.1

LEASE

BETWEEN

REPLIMUNE GROUP, INC., AS TENANT

AND

ND/CR UNICORN LLC, AS LANDLORD

500 Unicorn Park Drive,

Woburn, Massachusetts

8.9	Landlord’s Recapture Right	21

ARTICLE 9 MAINTENANCE, REPAIRS AND REPLACEMENTS		22
9.1	Landlord’s Obligations	22
9.2	Tenant’s Obligations	23

ARTICLE 10 UTILITIES AND OTHER SERVICES		24
10.1	Heating, Ventilation and Air-Conditioning	24
10.2	Utilities	94
10.3	Other Services	26
10.4	Interruption of Service	26

ARTICLE 11 REAL ESTATE TAXES		27
11.1	Definitions	27
11.2	Payments on Account of Real Estate Taxes	28
11.3	Abatement	29

ARTICLE 12 OPERATING EXPENSES		29
12.1	Definitions	29
12.2	Tenant’s Payment of Operating Expenses	29

ARTICLE 13 INDEMNITY AND INSURANCE		30
13.1	Tenant’s Indemnity	30
13.2	Tenant’s Insurance	31
13.3	Waiver of Subrogation	33

ARTICLE 14 FIRE, EMINENT DOMAIN, ETC.		33
14.1	Landlord’s Right of Termination	33
14.2	Restoration; Tenant’s Right of Termination	33
14.3	Abatement of Rent	34
14.4	Condemnation Award	34

ARTICLE 15 ADDITIONAL COVENANTS		34
15.1	Tenant	34
15.2	Landlord	35
15.3	Intentionally Omitted	35

ARTICLE 16 HOLDING OVER; SURRENDER		35
16.1	Holding Over	35
16.2	Surrender of Premises	35

ARTICLE 17 RIGHTS OF MORTGAGEES		36
17.1	Rights of Mortgagees	36
17.2	Assignment of Rents	36
17.3	Notice to Holder	36

ARTICLE 18 SECURITY DEPOSIT		37
18.1	Letter of Credit	37

18.2	Security Deposit	38
18.3	Application of Security Deposit	38

ARTICLE 19 DEFAULT; REMEDIES		39
19.1	Tenant’s Default	39
19.2	Landlord’s Remedies	43
19.3	Additional Rent	44
19.4	Remedies Cumulative	44
19.5	Attorneys’ Fees	44
19.6	Waiver	45
19.7	Landlord’s Default	45
19.8	Tenant’s Remedies	45
19.9	Landlord’s Liability	45

ARTICLE 20 MISCELLANEOUS PROVISIONS		46
20.1	Brokerage	46
20.2	Invalidity of Particular Provisions	46
20.3	Provisions Binding, Etc.	46
20.4	Notice	47
20.5	When Lease Becomes Binding; Entire Agreement; Modification	47
20.6	Headings and Interpretation of Sections	47
20.7	Waiver of Trial by Jury	47
20.8	Time Is of the Essence	47
20.9	Multiple Counterparts	48
20.10	Governing Law	48
20.11	OFAC Certification	48
20.12	REIT Provisions	48

LEASE

THIS LEASE is dated as of June 7, 2019 (the “Effective Date”), between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: ND/CR Unicorn LLC, a Delaware limited liability company.

Landlord’s Notice Address (pursuant to Section 20.4):

c/o National Development

2310 Washington Street

Newton Lower Falls, Massachusetts 02462

Attention: Andrew Gallinaro

With a copy to: National Development

2310 Washington Street

Newton Lower Falls, Massachusetts 02462

Attention: Richard P. Schwartz, Esq.

Landlord’s Managing Agent: National Development Asset Management of New England Limited Partnership, or such other person or entity from time to time designated by Landlord.

Tenant: Replimune Group, Inc., a Delaware corporation.

Tenant’s Notice Address (pursuant to Section 20.4):

Prior to the Term Commencement Date:

Replimune Group, Inc.

18 Commerce Way

Woburn, MA 01801

Attention: Steve Gorgol

Following the Term Commencement Date:

Replimune Group, Inc.

18 Commerce Way

Woburn, MA 01801

Attention: Steve Gorgol

Building: The building commonly known and numbered as 500 Unicorn Park Drive,

Woburn, Massachusetts.

Building Rentable Area: Agreed to be 192,000 rentable square feet.

Land: The parcel of land upon which the Building is situated.

Property: The Land together with the Building and other improvements thereon.

Premises: The portion of the third (3rd) floor of the Building shown on the location plan attached hereto as Exhibit A consisting of 18,712 rentable square feet, but specifically excluding the exterior portions thereof.

Premises Rentable Area: Agreed to be 18,712 rentable square feet.

Park: The business park or parks and/or industrial park or parks or properties of which the Building is a part or with which the Property shares roads, drainage, utilities or other facilities.

Basic Rent: The Basic Rent for the Initial Term is as follows:

	ANNUAL BASIC RENT
	PER PREMISES		ANNUAL BASIC		MONTHLY
RENTAL PERIOD	RENTABLE AREA		RENT		PAYMENT
Free Basic Rent Period (as defined below)	$0.00	*	$0.00	*	$0.00	*
Lease Year 1	$30.50		$488,000.00	**	$40,666.67	**
Lease Year 2	$31.00		$580,072.00		$48,339.33
Lease Year 3	$31.50		$589,428.00		$49,119.00
Lease Year 4	$32.00		$598,784.00		$49,898.67
Lease Year 5	$32.50		$608,140.00		$50,678.33
Lease Year 6	$33.00		$617,496.00		$51,458.00
Lease Year 7	$33.50		$626,852.00		$52,237.67
Lease Year 8	$34.00		$636,208.00		$53,017.33
Lease Year 9	$34.50		$645,564.00		$53,797.00
Lease Year 10	$35.00		$654,920.00		$54,576.67

As used above, the “Free Basic Rent Period” shall mean the one (1) calendar month period commencing on the Term Commencement Date, and “Lease Year 1” shall consist of the Free Basic Rent Period and the eleven (11) calendar month period immediately thereafter; provided, that, if the Term Commencement Date is a day other than the first (1st) day of a calendar month, then the Free Basic Rent Period shall be the thirty (30) day period beginning on the Term Commencement Date, and “Lease Year 1” shall consist of the Free Basic Rent Period and the three hundred thirty-five (335) day period immediately following the Free Basic Rent Period; provided, further, that, in any such case (a) each “Lease Year” after Lease Year 1 shall be the next successive three hundred sixty-five (365) day period after Lease Year 1, and (b) “Lease Year 10” shall include the partial calendar month in which Lease Year 9 ends and conclude on the Expiration Date.

*Notwithstanding anything to the contrary set forth above, Tenant shall (i) only be entitled to the Free Basic Rent Period so long as no default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, and (ii) pay for its electricity and utilities for the Premises during the Free Basic Rent Period in accordance with the terms and provisions of this Lease.

**Further notwithstanding anything to the contrary set forth above: (A) the Annual Basic Rent for Lease Year 1 is based on a hypothetical Premises Rentable Area of 16,000 rentable square feet solely for the purpose of setting forth such Annual Basic Rent and Monthly Payment during such period only, and not for any other purposes of this Lease, including, without limitation, the actual Premises Rentable Area, Tenant’s Proportionate Share or otherwise, all of which shall be based on a Premises Rentable Area of 18,712 rentable square feet (the “Phased Basic Rent Period”); and (B) Tenant shall (x) only be entitled to the Phased Basic Rent Period so long as no default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, and (y) pay for its electricity and utilities for the Premises during the Phased Basic Rent Period in accordance with the terms and provisions of this Lease.

If Tenant exercises the Extension Option as provided in Section 4.2, then the annual Basic Rent for the Extension Term shall be the “Extension Term Basic Rent,” which shall equal the Fair Market Rent (as defined below) multiplied by ninety-five percent (95%); provided, however, that, in no event shall the Extension Term Basic Rent be less than the Basic Rent rate for the last Lease Year of the Initial Term. The term “Fair Market Rent” shall mean the annual Basic Rent for the Extension Term as agreed to between Landlord and Tenant, negotiating in good faith, no later than thirty (30) days after Tenant’s timely exercise of the Extension Option; provided, however, that, if: (I) Tenant exercises the Extension Option more than one (1) year prior to the expiration of the then current Term, then Landlord and Tenant shall reach agreement, negotiating in good faith, by that date which is eleven (11) months prior to the expiration of the then current Term (and Landlord shall not be required to so negotiate prior to such date); and (II) Landlord and Tenant shall not have agreed upon such Fair Market Rent by said date as aforesaid (an “Impasse”), then such Fair Market Rent shall be determined by means of an Appraisers’ Determination as more particularly described in Exhibit G hereto.

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, other than and in addition to Basic Rent.

Rent: Basic Rent and Additional Rent.

Base Year for Operating Expenses: Calendar year 2020.

Base Year for Taxes: Fiscal year 2020.

Tenant’s Proportionate Share: Nine and 75/100ths percent (9.75%) (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

Security Deposit: $450,000.00 in the form of a Letter of Credit (as defined below), to be held and disposed of as provided in ARTICLE 18, in order to secure the payment and performance of Tenant’s obligations under this Lease and subject to potential reduction pursuant to the terms and provisions of ARTICLE 18.

Letter of Credit: A letter of credit conforming to the requirements set forth in Section 18.1(a) in the sum of the Security Deposit, to be held and disposed of as provided in ARTICLE 18.

Term Commencement Date: See Section 4.1.

Rent Commencement Date: The first (1st) day following the Free Basic Rent Period.

Expiration Date: The day immediately preceding the ten (10) year anniversary of the Rent Commencement Date; provided, that, if the Rent Commencement Date is other than the first (1st) day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which such anniversary falls; provided, further, that, such Expiration Date shall be extended if Tenant timely and validly exercises its Extension Option.

Term: Approximately ten (10) years, one (1) month, commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date. The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease.

Extension Option: Tenant’s right to extend the Term hereof in accordance with Section 4.2.

Extension Term: The extended portion of the Term resulting from Tenant’s exercise of its Extension Option in accordance with Section 4.2.

General Liability Insurance: $3,000,000.00 per occurrence/$5,000,000.00 aggregate (combined single limit) for property damage, bodily injury and death.

Permitted Use: Business, professional and general office use.

Broker: Newmark Knight Frank, representing Landlord and Tenant.

Agents: Officers, directors, members, managers, partners, employees, servants, agents and representatives.

Force Majeure: Collectively and individually, strikes, lockouts or other labor troubles, fire or other casualty, accidents, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, shortages of fuel, supplies or labor, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, excluding financial constraints of such party.

Business Days: All days except Saturdays, Sundays, and other days when federal or state banks in the state in which the Property is located are not open for business.

Normal Business Hours: 8 a.m. to 6 p.m. on all Business Days.

Applicable Law: All laws, rules, regulations, statutes, orders, ordinances, by-laws, permitting and licensing requirements, as amended from time to time, including without limitation, the Americans With Disabilities Act of 1990 and any applicable state and local regulations regarding architectural access or comparable regulations imposed by any Governmental Authority.

Governmental Authority: All governmental or quasi-governmental bodies, agencies, departments, boards, offices, commissions or authorities possessing or claiming jurisdiction with regard to the Tenant or the Property.

1.2 Enumeration of Exhibits. The following Exhibits are attached hereto, and are incorporated herein by reference.

Exhibit A	Plan of Premises
Exhibit B	Operating Expenses
Exhibit C	Rules and Regulations of Building
Exhibit D	Form of Commencement Date Agreement
Exhibit E	Form of Notice of Lease
Exhibit F	Form of Letter of Credit
Exhibit G	Appraiser’s Determination of Fair Market Rent
Exhibit H	Satellite Dish

ARTICLE 2

PREMISES; APPURTENANT RIGHTS AND RESERVATIONS

2.1 Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, to have and to hold, for the Term and upon the terms and conditions set forth herein.

(a)           Exceptions/Exclusions. Excepted and excluded from the Premises and the Common Facilities (as defined below) are the ceiling, floor, perimeter walls and exterior windows (except the inner surface of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors to the Premises are a part thereof, together with related glass and finish work. Landlord shall have the right to place in the Premises (making reasonable efforts not to materially interfere with Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, cables and wiring, equipment, stacks, pipes, conduits, ducts and the like.

2.2 Appurtenant Rights and Landlord Reservations.

(a)           Appurtenant Rights.

Subject to the matters set forth in subsection (i) below, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, the following areas of the Property (collectively, the “Common Facilities”): (i) public or common lobbies, hallways, stairways, elevators (if any) and common walkways necessary for access to the Building and the Premises, and if the portion of the Premises on any floor includes less than the entire floor, any common toilets, any corridors required for access to the Premises and any elevator lobby of such floor; and (ii) the access roads, driveways, parking areas (as the same may be designated or modified by Landlord from time to time), loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, if any, and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Building. Tenant’s employees and invitees shall be entitled to use sixty-two (62) of the parking spaces located on the parking area(s) located on the Property, fifty-three (53) of which parking spaces shall be used in common with others entitled thereto, on an unreserved, non-exclusive, first-come, first-served basis, and nine (9) of which parking spaces shall be located in the parking garage serving the Building in locations reasonably designated by Landlord from time to time on an exclusive, reserved basis, which exclusive, reserved parking spaces will be marked “Replimune”. Subject to the terms and provisions of this Section 2.2(a) and ARTICLE 14 below, Landlord shall not reduce the parking ratio for the Building (which is (x) 3.3 parking spaces per 1,000 rentable square feet of Premises Rentable Area for unreserved parking spaces, and (y) 0.5 parking spaces per 1,000 rentable square feet of Premises Rentable Area for reserved parking spaces) or the number of parking spaces that Tenant and Tenant’s employees and invitees are entitled to use pursuant to this Section 2.2(a), after the Term Commencement Date of this Lease. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by Applicable Law. Tenant shall have the right to install and use a Satellite Dish (as defined below) on the roof of the Building pursuant to the terms and provisions of Exhibit H attached hereto.

(i)            Limitations. Notwithstanding any provision herein to the contrary, Tenant’s rights under this Lease shall always be subject to (a) reservations, restrictions, easements and encumbrances of record, as amended from time to time, (b) such rules and regulations from time to time established with respect to the Park or by Landlord with respect to the Property pursuant to Section 6.3(c) (the “Rules and Regulations”), and (c) Landlord’s reservations set forth in subsection (b) below or elsewhere in this Lease.

(b)              Landlord Reservations.

Notwithstanding any provision herein to the contrary, Landlord reserves the right to: (i) grant, modify and terminate easements and other encumbrances so long as the same do not materially and adversely interfere with the Permitted Use of the Premises by Tenant, (ii) designate and change from time to time areas and facilities so to be used, (iii) make additions to the Building, (iv) demolish portions of the Building and other improvements on the Land provided such demolition does not materially adversely affect the Premises, (v) construct other buildings and improvements at the Property, and (vi) post “For Sale” and “For Lease” signs on the Property at any time during the Term, and “For Lease” signs on the exterior door of the Premises during the last twelve (12) months of the Term; provided, that, in each case, the exercise of any such reserved rights or the taking of any such actions by Landlord in the exercise of such rights will not materially adversely change or modify the Premises or materially adversely interfere with the Permitted Use of the Premises by Tenant for more than a temporary period.

Landlord further reserves the right to enter the Premises at all reasonable hours for the purpose of inspecting the Premises, doing maintenance, making repairs and replacements, reading meters or otherwise exercising its rights or fulfilling its obligations under this Lease, including without limitation, its rights as set forth in Section 9.1 hereof, and Landlord and Landlord’s Managing Agent also shall have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property. If Tenant shall not be personally present to open and permit such entry into the Premises, Landlord or Landlord’s Agents shall nevertheless be able to gain such entry by contacting a representative of Tenant, whose name, address and telephone number shall be furnished by Tenant to Landlord within ten (10) days after the Term Commencement Date, and updated from time to time as necessary. If an excavation shall be made upon the portion of the Land adjacent to the Building or shall be authorized to be made, Tenant shall afford to those parties causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said parties shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claim for damage or indemnity against Landlord, or diminution or abatement of Rent. In the exercise of Landlord’s rights under this Section 2.2, Landlord shall not materially adversely interfere with the Permitted Use of the Premises by Tenant for more than a temporary period.

2.3 Access/Security. Subject to Force Majeure, the terms and provisions of ARTICLE 14 and temporary interruptions from time to time due to Landlord’s performance of its obligations under this Lease, Landlord shall provide, and Tenant shall have, continuous access to the Premises at all times, subject to security precautions from time to time in effect (but Landlord shall not be obligated to provide security for the Building or the Property, or any portion thereof) and subject always to restrictions based on emergency conditions. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible at its own expense for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. Landlord, at Landlord’s expense, shall provide a reasonable number of keys or a card access or code system so that employees and other designees of Tenant will have access to the Building on a 24 hour/7 days per week basis.

Landlord agrees, upon Tenant’s request and at Tenant’s expense, to promptly (a) change locks to the Premises, and issue a reasonable number of new keys to employees and others authorized by Tenant, and (b) delete or deactivate electronic access cards or codes held or assigned to any employees, former employees or other persons designated by Tenant in writing, to the Building and the Premises, and issue a reasonable number of new electronic access cards or codes to employees and other persons authorized by Tenant.

ARTICLE 3

BASIC RENT

3.1 Payment.

(a)                                 Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement (except as provided in Section 14.3), deduction or demand. Basic Rent shall be payable in advance in lawful money of the United States in equal monthly installments, on the first day of each and every calendar month during the Term. All payments of Rent shall be sent to Landlord at the Landlord’s address provided in the Basic Data section of this Lease, or at such other place as Landlord may from time to time designate by written notice. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid when due, Tenant shall pay to Landlord, in addition to any charges due under Section 19.2(f), an administrative fee equal to five percent (5%) of the overdue amount. Landlord and Tenant agree that all amounts due from Tenant under or with respect to this Lease, whether labeled Basic Rent, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation, regulations promulgated pursuant to the Bankruptcy Code, including without limitation, Section 502(b) thereof.

(b)                                 Basic Rent for any partial month falling within the Term shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

ARTICLE 4

TERM COMMENCEMENT DATE/EXTENSION TERM

4.1 Term Commencement Date. The “Term Commencement Date” shall be the earlier of the date on which: (a) Landlord delivers the Premises to Tenant with the Delivery Condition (as defined below) satisfied (the “Delivery Date”); or (b) Tenant occupies any portion of the Premises for the conduct of its business. Subject to the foregoing provision, Landlord anticipates that the Delivery Date shall occur on or before July 1, 2019 (the “Estimated Term Commencement Date”). Notwithstanding the foregoing or anything to the contrary set forth in this Lease, but subject to the terms and provisions set forth hereinbelow, Tenant acknowledges that (i) all or a portion of the Premises are currently occupied by another tenant, Kaspersky Lab, Inc. (“Kaspersky”), with whom Landlord has entered into an agreement obligating Kaspersky to vacate and surrender the Premises to Landlord on or before June 30, 2019, (ii) Landlord shall not be liable to Tenant for failing to deliver the Premises, or any portion thereof, to Tenant by any particular date, and (iii) Tenant shall not have the right to terminate this Lease for Landlord’s failure to timely deliver the Premises, or any portion thereof, to Tenant by any particular date, but shall accept delivery of such Premises when delivered by Landlord with the Delivery Condition satisfied.

Notwithstanding the foregoing, if the Delivery Date has not occurred on or before the Estimated Term Commencement Date, then this Lease shall not be void or voidable and neither Landlord nor any of Landlord’s Agents shall be liable to Tenant for any loss or damage resulting therefrom; provided, that, subject to any delays caused by casualty and/or condemnation pursuant to ARTICLE 14 below and/or Force Majeure, in the event that the Delivery Date is delayed beyond: (A) August 1, 2019 (the “Initial Outside Delivery Date”), then so long as this Lease is then in full force and effect and no default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, Tenant shall, following the Rent Commencement Date, receive a credit against Basic Rent equal to one (1) days’ then current Basic Rent for each one (1) day that the Delivery Date is delayed beyond the Initial Outside Delivery Date; and (B) September 1, 2019, then so long as this Lease is then in full force and effect and no default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, Tenant shall have the right to terminate this Lease upon at least ten (10) Business Days’ written notice to Landlord (“Tenant’s Termination Notice”) in which case this Lease shall terminate and be of no further force and effect without further liability or obligation on the part of either party (except for any obligations expressly stated herein to survive termination) unless Landlord causes the Delivery Date to occur prior to the expiration of such ten (10) Business Day period, in which case such termination and termination right (and Tenant’s Termination Notice) shall be null and void and of no further force and effect and this Lease shall continue in full force and effect.

Promptly upon the occurrence of the Term Commencement Date, Landlord may, at Landlord’s option, deliver to Tenant written notice confirming same, but Landlord’s failure to deliver such notice shall not constitute a default by Landlord or affect the rights and obligations of the parties hereunder. At Landlord’s request, Tenant shall execute and deliver to Landlord a Commencement Date Agreement in the form attached hereto as Exhibit D confirming the Term Commencement Date, the Rent Commencement Date and the Expiration Date within ten (10) days of such request.

4.2 Extension Option. Tenant shall have the option (the “Extension Option”) to extend the Term of this Lease for an additional period of five (5) years, commencing on the day immediately following the originally scheduled Expiration Date and expiring on the fifth (5th) anniversary of the originally scheduled Expiration Date, with such Extension Option to be exercised by Tenant delivering to Landlord written notice thereof not less than twelve (12) months and not more than fifteen (15) months prior to the originally scheduled Expiration Date. Tenant’s right to exercise its Extension Option is conditioned upon (a) no Default of Tenant having occurred on or before the date of exercise or the date the Extension Term is to commence, (b) this Lease being in full force and effect, and (c) Replimune Group, Inc. having continuously occupied the entire Premises from the Term Commencement Date through the date of its exercise of such Extension Option and through the date on which the Extension Term is to commence. If Tenant exercises its Extension Option, then the portion of the Term preceding the originally scheduled Expiration Date shall be referred to as the “Initial Term” and the portion of the Term from and after the originally scheduled Expiration Date shall be referred to as the “Extension Term.” The Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except (i) as to Basic Rent, which shall be the Extension Term Basic Rent as determined as set forth in Section 1.1, (ii) that Tenant shall have no further extension rights unless otherwise expressly provided herein or hereafter agreed to in writing by

Landlord, (iii) Tenant shall be required to provide security as described in ARTICLE 18, (iv) Tenant shall not be entitled to any period of “free rent” for the Extension Term, (v) there shall be no landlord contribution for tenant improvements in connection with such Extension Term, and (vi) Landlord shall be under no obligation to perform any improvements or related work to the Premises.

ARTICLE 5

CONDITION OF PREMISES

5.1 Condition of the Premises.

(a)                                 Tenant acknowledges that Landlord is delivering the Premises to Tenant on the Delivery Date, and Tenant is accepting the Premises on the Delivery Date, in “as-is” condition without representation or warranty by Landlord, and Landlord shall have no obligation to perform any work or construction to the Premises, other than Landlord’s obligation to deliver the Premises to Tenant on the Delivery Date (i) free of all tenants, occupants and personal property (including, without limitation, free of Kaspersky’s occupancy), (ii) with the Premises fully demised and in compliance with Applicable Laws, (iii) with all Building Systems (as defined below) serving the Premises in good working order, condition and repair (including, without limitation, the so-called “variable air volume” boxes that are part of the HVAC (as defined below) system serving the Premises), and (iv) subject to an SNDA (as defined in Section 17.1 below) which has been executed by Landlord and the current Holder (as defined in Section 17.1 below) of the Mortgage (as defined in Section 17.1 below) encumbering the Building and delivered to Tenant (the satisfaction of clauses (i) through (iv) hereinabove, the “Delivery Condition”). Tenant acknowledges that it has inspected the Premises and Common Facilities of the Building and has found the same satisfactory subject to Landlord’s obligation to satisfy the Delivery Condition. All terms and conditions of this Lease, other than the obligation to pay Rent (which shall commence on the Rent Commencement Date), shall be applicable to the Premises from and after the Effective Date. Notwithstanding the foregoing, from and after the Term Commencement Date, Tenant shall pay for electricity with respect to the Premises as set forth in Section 10.2(b) hereof and other building services consumed and/or requested by Tenant during any such period, including without limitation, HVAC services for the Premises.

(b)                                 Tenant shall cause an initial fit plan for the layout of the initial tenant improvements that Tenant desires to have performed in the Premises (collectively, the “Tenant’s Work”) to be prepared at Tenant’s cost, subject to reimbursement from the Landlord’s Contribution (as defined below) (the “Fit Plan”). Tenant shall use commercially reasonable efforts to submit the Fit Plan to Landlord for its approval on or before June 15, 2019, and Landlord shall approve or disapprove the Fit Plan, in its reasonable discretion, within ten (10) days after receiving it. At Tenant’s sole cost and expense, Tenant shall cause the Fit Plan to be revised in a manner sufficient to remedy Landlord’s objections and/or respond to Landlord’s concerns and for the revised Fit Plan to be redelivered to Landlord, and Landlord shall approve or disapprove Tenant’s revised Fit Plan within ten (10) days following the date of resubmission.

(c)                                  After approving Tenant’s Fit Plan, Tenant shall cause final plans and specifications to be prepared (“Final Plans”) for the construction of the Tenant’s Work and submit the same to Landlord for approval by June 30, 2019, which approval shall not be unreasonably withheld, conditioned or delayed. Within five (5) Business Days after delivery of the Final Plans to Landlord, Landlord shall either approve the same or request changes therein. All changes to the Final Plans will be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. No work shall be conducted by or on behalf of Tenant until the Final Plans have been fully approved in writing by Landlord. If Landlord and Tenant shall fail to agree upon the Plans by July 31, 2019, then Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party (except for the obligation of Tenant to pay for all work related to preparation of plans and any obligations expressly stated herein to survive termination).

The Final Plans shall be stamped by a Massachusetts registered architect and engineer, such architect and engineer, being subject to Landlord’s prior reasonable approval, and shall comply with Applicable Law and the requirements of the Rules and Regulations and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for such Tenant’s Work.

(d)                                 Tenant’s Work conducted by Tenant shall constitute Alterations by Tenant, as defined in ARTICLE 7, and shall comply in all respects with said ARTICLE 7. All of Tenant’s Work shall be performed in a good and workmanlike manner using new and high quality materials and in accordance with the provisions of all Applicable Laws and insurance requirements applicable thereto, all matters of record and the requirements of Landlord and Landlord’s mortgagee including, without limitation, bond requirements, and Tenant’s Work shall be performed only by a duly licensed and bonded contractor approved by Landlord.

(e)                                  Landlord shall reimburse Tenant for the costs incurred by Tenant with respect to the design and performance of the Tenant’s Work (the “Cost of Tenant’s Work”) up to the aggregate amount of $654,920.00 (the “Landlord’s Contribution”), subject to the provisions hereof. To the extent that the Cost of Tenant’s Work exceeds the Landlord’s Contribution, Tenant shall be entirely responsible for such excess. Landlord’s Contribution shall be payable by Landlord to Tenant (or, at Landlord’s election, directly to Tenant’s general contractor or subcontractors) according to Landlord’s standard construction disbursement procedures upon Substantial Completion (as defined below) of Tenant’s Work. Prior to any payment of the Landlord’s Contribution, Tenant shall have completed all of the Tenant’s Work in accordance with the Final Plans and shall have delivered to Landlord: (A) a Certificate of Occupancy from the applicable Governmental Authorities permitting Tenant to legally occupy the Premises for the Permitted Use; (B) a Certificate of Completion from Tenant’s architect certifying that the Tenant’s Work has been completed in accordance with the Final Plans and Applicable Laws; (C) lien waivers from Tenant’s general contractor and all subcontractors for work of $5,000 or more indicating payment for all services and materials relating to Tenant’s Work and to the Premises; (D) upon Landlord’s request, an endorsement to Landlord’s and Landlord’s mortgagee’s title insurance policies, at Landlord’s election, confirming that there are no outstanding notices of contract, mechanic’s liens or other matters relating to Tenant’s Work, and that all required documentation has been filed such that no mechanics liens or related documents may be filed in connection with Tenant’s Work; (E) receipted invoices showing the amount of Tenant’s payments for Tenant’s Work; and (F) such other documents as Landlord may reasonably request. In the event that the foregoing conditions have been satisfied, Landlord shall give Tenant prompt written notice of the same whereupon “Substantial Completion” of the Tenant’s Work will be deemed to have occurred and, so long as Tenant is not then in default under this Lease beyond the expiration of applicable notice and cure periods and this Lease is then in full force and effect, Landlord shall disburse the Landlord’s Contribution for the Cost of Tenant’s Work.

So long as this Lease is then in full force and effect and no default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, any portion of the Landlord’s Contribution which has not been applied on or before the expiration of the first (1st) Lease Year shall, at Tenant’s written request, be applied by Landlord against the then next due monthly installments of Basic Rent due under this Lease in an amount not to exceed $187,120.00 in the aggregate (the “Aggregate Basic Rent Credit”) until such Aggregate Basic Rent Credit is fully expended, with any excess over such Aggregate Basic Rent Credit being deemed forfeited by Tenant and Landlord shall have no further obligation with respect to such excess.

(f)                                   In addition to the Landlord’s Contribution, within thirty (30) days following Landlord’s receipt of paid invoices therefor, Landlord shall reimburse Tenant for its actual out-of-pocket moving costs to relocate to the Premises and/or for expenses incurred in connection with the purchase and/or installation of Tenant’s tel/data wiring for the Premises up to an amount not to exceed $46,780.00.

(g)                                  Provided that (i) the foregoing conditions in Section 5.1(e) above have been met, (ii) this Lease is then in full force and effect, and (iii) no default of Tenant exists hereunder beyond the expiration of applicable notice and cure periods, then notwithstanding anything herein which may be to the contrary, all costs incurred by Tenant with respect to the design and performance of the Tenant’s Work up to the aggregate amount of $654,920.00 shall be due and payable to Tenant, regardless of how much or how little of the Premises are improved, but subject to any portion thereof that is utilized for the Aggregate Basic Rent Credit.

ARTICLE 6

USE OF PREMISES

6.1 Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Use and for no other use without Landlord’s prior express written consent. Tenant agrees and acknowledges that it has performed all investigations it has deemed necessary to satisfy itself that the use of the Premises for the Permitted Use is authorized under Applicable Law, including without limitation, all zoning laws in effect in the town/city in which the Property is located, and that Landlord has made no representations or warranties to Tenant with respect thereto.

6.2 Signage. Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises or any portion of the Premises visible from outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises, without Landlord’s prior written consent in Landlord’s sole discretion. Landlord will not withhold consent for any signs and lettering to the entry doors to the Premises, provided that such signs or lettering comply with Applicable Laws and conform to any sign standards of Landlord and/or the Park, and provided that Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors. Landlord shall provide Tenant with building standard signage for Tenant’s name on all building directories in the lobby of the Building and at the entrance of the Premises at Landlord’s sole cost and expense.

6.3 Other Requirements. Tenant agrees to conform to the following provisions during the Term of this Lease:

(a)                                 Tenant shall not perform any act or carry on any practice which may injure the Premises or any other part of the Building or the Property;

(b)                                 Tenant shall, in its use of the Premises, comply with Applicable Law;

(c)                                  Tenant shall abide by the Rules and Regulations from time to time established by Landlord. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit C; and

(d)                                 Tenant shall not abandon the Premises.

6.4 Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance carried by Landlord on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use. If the premium or rates payable with respect to any policy or policies of insurance purchased by Landlord or Landlord’s Managing Agent with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, or Tenant’s Agents, independent contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent. Tenant may discontinue the act or activity or use of the Premises which caused the increased premiums or rates, in which case Tenant shall not be obligated to make any such payments to Landlord so long as such increased premiums or rates are actually reduced as a result of such discontinuance of such act, activity or use.

6.5 Hazardous Materials.

(a)                                 As used herein each of the following terms shall have the meaning ascribed thereto:

(i)                                     “Hazardous Materials” shall mean each and every element, compound, chemical, mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, an “oil,” “hazardous waste,” “hazardous substance,” or “chemical substance or mixture,” as the foregoing terms (in quotations) are defined in Environmental Laws, as defined below.

(ii)                                  “Environmental Law” shall mean any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq., and all environmental laws of the state in which the Property is located, including without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection.

(iii)                               “Environmental Condition” shall mean any disposal, release or threat of release of Hazardous Materials on, from or about the Premises, the Building or the Property or storage of Hazardous Materials on, from or about the Premises, the Building or the Property.

(b)                                 Tenant may use chemicals such as adhesives, lubricants, ink, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises. Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion, allow, use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property except as aforesaid. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws. Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises, the Building or the Property, and (ii) any Environmental Condition of which Tenant is aware.

(c)                                  Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, reasonable Attorneys’ Fees (as defined below), experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s Agents, independent contractors or invitees either prior to the Effective Date or during or after the Term of this Lease in violation of any applicable Environmental Law. As used in this Lease, the term “Attorneys’ Fees” means attorneys’, paralegals, consulting and witness’ fees and disbursements, whether for in house counsel or outside counsel (including, without limitation, for attendance at hearings, depositions, and trials) and related expenses, including, without limitation, for lodging, meals, and transportation, together with all such costs and expenses incurred in connection with appellate proceedings.

The provisions of this Section 6.5 shall survive the expiration or earlier termination of the Term of this Lease, regardless of the cause of such expiration or termination.

ARTICLE 7

INSTALLATIONS AND ALTERATIONS BY TENANT

7.1 General. Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements, including without limitation, Tenant’s Exclusive Facilities (as defined below) (collectively, “Alterations”) in or to the Premises (including without limitation, any Alterations necessary for Tenant’s initial occupancy of the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to Alterations that do not affect or involve the Structure (as defined below) of the Building, the Building’s heating, ventilating, and air-conditioning (“HVAC”), life safety, electrical, plumbing, mechanical or utility systems or any other Building systems (collectively, the “Building Systems”) or any Common Facilities or other area outside of the Premises. Any Alterations shall be performed and maintained in accordance with the Rules and Regulations and with plans and specifications meeting the requirements set forth in the Rules and Regulations and approved in advance by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Permitted Alteration”): (a) such Alteration is not visible from the exterior of the Premises or the Building; (b) such Alteration will not affect the Building Systems or the Structure; (c) such Alteration does not require work to be performed inside the walls or above the ceiling of the Premises; (d) any such Alterations do not cost more than $50,000.00 in the aggregate during any Lease Year; and (e) Tenant has provided Landlord with written notice of its intention to perform such Alteration at least ten (10) days prior to performing the same. Permitted Alterations shall be subject to all the other provisions of this ARTICLE 7, to the extent applicable thereto.

7.2 Requirements for Alterations. All Alterations shall (i) be performed in a good and workmanlike manner and in compliance with all Applicable Law, including the requirement that Tenant obtain any and all permits and approvals required of the applicable government authorities, (ii) be made at Tenant’s sole cost and expense, (iii) become part of the Premises and the property of Landlord (unless at the time of Landlord’s approval of such Alterations, Landlord elects in writing to require Tenant to remove the same upon Tenant’s surrender of the Premises), except for Tenant’s Removable Property, as defined in Section 7.3 below, and (iv) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building. If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or other property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or other property of like utility and of at least equal quality.

7.3 Tenant’s Removable Property. All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Property caused by such removal.

7.4 Liability; Mechanics’ Liens. Notice is hereby given, and Landlord and Tenant hereby agree, that Landlord shall not be liable for any labor or materials (or the cost therefor) furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Property or any portion thereof. To the maximum extent permitted by law, before such time as any contractor commences to perform any Alterations, Tenant shall obtain from such contractor (and any subcontractors), and shall furnish to Landlord, a written statement acknowledging the provisions set forth in the immediately preceding sentence and, at Landlord’s request, Tenant shall, before commencing any Alterations, secure additional assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for such Alterations. Tenant agrees to pay promptly when due the entire cost of any Alterations performed by or on behalf of Tenant, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and to immediately discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for Alterations claimed to have been done for, or materials claimed to have been furnished to, Tenant or Tenant’s Agents or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved within ten (10) Business Days after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing and shall deliver to Landlord evidence thereof within three (3) days of such dissolution. If Tenant fails to discharge any such lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including Attorneys’ Fees incurred in connection therewith) as Additional Rent payable by Tenant upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release a Default of Tenant in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any Alterations by or on behalf of Tenant, which obligation shall survive the expiration or earlier termination of this Lease.

7.5 Harmonious Labor. In the course of any work being performed by Tenant (including, without limitation, the “field installation” of any Tenant’s Removable Property), Tenant will endeavor, but shall not be obligated, to use labor compatible with that being employed by Landlord for work in the Building or on the Property or other buildings owned by Landlord or its affiliates (which term, for purposes hereof, shall include, without limitation, entities which control or are under common control with or are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord) and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building or on the Property pursuant to arrangements made by Landlord.

7.6 Telecommunications. Tenant shall not alter, modify, add to or disturb any telecommunications wiring or cabling not exclusively located within the Premises or elsewhere in the Building without Landlord’s prior written consent. Tenant has made all investigations which it deems appropriate and has determined that the telephone riser space, lines, conduit and pathways in the Building core which Landlord is prepared to make available with respect to the Premises is adequate to accommodate Tenant’s telecommunications requirements. Landlord shall have no obligation (and Tenant shall have no right) to increase the capacity of the existing telecommunications riser and distribution facilities and/or cabling in the Building. By its acceptance of possession of the Premises, Tenant shall be deemed to have agreed that the existing number and type of lines serving the Premises is adequate for Tenant’s Permitted Use. Tenant shall not alter or increase the number and/or type of lines presently allocated to Tenant at the intrabuilding distribution frame (the “IDF”) without the prior written consent of Landlord, in its sole discretion. Any and all telecommunications equipment and cabling serving Tenant and the Premises and connecting to or from the IDF shall be located solely in the Premises, and Tenant shall only be permitted to access the IDF, with the prior written consent of Landlord, for purposes of confirming interconnection with the Building’s riser facilities. Only Landlord and/or Landlord’s approved installers are authorized to install and/or connect additional telecom lines (including, voice, data, video, cable and other) from the minimum point of entry for the Building (the “MPOE”) and/or the IDF to the Premises, and such work, if approved by Landlord, shall be at Tenant’s expense. Tenant shall maintain and repair all telecommunications cabling and wiring within or exclusively serving the Premises. Tenant shall be liable to Landlord for any damage to the telecommunications cabling and wiring in the Building due to the act (negligent or otherwise) of Tenant or any employee, agent or contractor of Tenant. Tenant hereby waives any claim against Landlord for any damages if Tenant’s telecommunications services and/or equipment are in any way interrupted, damaged or otherwise interfered with, except to the extent caused by the negligence or willful or criminal misconduct of Landlord or its Agents; provided that in no event shall any such interruption, damage or interference entitle Tenant to any consequential damages (including damages for loss of business) or relieve Tenant of any of its obligations under this Lease. As of the Effective Date, the following local exchange carriers and competitive alternative telecommunications service providers (collectively “TSPs”) have access to the Building’s riser system and infrastructure and provide services to the Building, including fully distributing fiber throughout the Building: Verizon Enterprise, Verizon FiOS, Lightower and Comcast Business. To the extent permitted by Applicable Law, Landlord reserves the right to limit the number of additional TSPs having access to the Building’s riser system and infrastructure, and Landlord reserves the right to change TSPs providing services to the Building or any portion thereof.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.1 Prohibition. Tenant covenants and agrees that neither this Lease nor the estate hereby granted, nor any interest herein or therein, will be assigned (collaterally, conditionally or otherwise), mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor the Property, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or be sublet (which term, without limitation, shall include granting of concessions, licenses, use and occupancy agreements and the like) in whole or in part, or be offered or advertised for assignment or sublease by Tenant or any person acting on behalf of Tenant, without in each case, the prior written consent of Landlord, which, in the case of a proposed assignment or subletting, shall not be unreasonably withheld, delayed or conditioned. Tenant further agrees that notwithstanding any assignment or sublet of any or all of Tenant’s interest in this Lease (irrespective of whether or not Landlord’s consent is required therefor), Tenant shall remain fully and primarily liable for the payment and performance of its obligations hereunder, and in the case of assignment such liability shall be joint and several with such assignee or assignees from time to time. Any consent by Landlord to a particular assignment, sublease or occupancy or other act, from time to time, for which Landlord’s consent is required pursuant to this ARTICLE 8 shall not in any way diminish the prohibition stated in this Section 8.1 as to any such further assignment, sublease or occupancy or other act or the continuing liability of the original named Tenant or of any assignee from time to time. Notwithstanding the foregoing, it is agreed that Landlord’s consent to any assignment of this Lease or sublease of any portion of the Premises shall not be considered unreasonably withheld if the proposed assignee or subtenant: (a) is a governmental entity; (b) is an occupant of the Building; (c) whether or not an occupant of the Building, has been in discussions with Landlord regarding the leasing of space within the Building within the preceding six (6) month period; (d) is incompatible with the character of occupancy of the Building; (e) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would (i) involve increased personnel or wear upon the Building, (ii) violate any exclusive right granted to another tenant of the Building, (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other Applicable Laws, (iv) involve or otherwise require any irregular Alterations or demising of the Premises without Tenant’s express written agreement to restore and/or remove the same upon the expiration of the Term, or (v) involve a violation of the Permitted Use clause of this Lease.

Notwithstanding anything in this Lease to the contrary, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of all or substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (as hereinafter defined), without the prior consent of Landlord; provided, that, all of the following conditions are satisfied and Landlord provides Tenant with written notice confirming the same (which Landlord shall be obligated to provide promptly following its verification that each of such conditions are satisfied) (each, a “Permitted Transferee,” and any such assignment or sublease with a Permitted Transferee being a “Permitted Transfer”): (A) no Default of Tenant then exists; (B) Tenant must give Landlord written notice at least ten (10) Business Days prior to the consummation of such transaction; and (C) except in the case of a sublease to an Affiliate, the Credit Requirement (as hereinafter defined) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing that the transaction qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement or a sublease agreement with Tenant, as the case may be, and such agreement contains an assumption by such successor of all of the obligations of Tenant under this Lease with respect to such assignment or sublease, as the case may be, including without limitation, the obligation to pay the Rent and other amounts provided for under this Lease in case of an assignment. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Permitted Transfer, the entity with which Tenant is to merge or consolidate or to which the Lease is otherwise to be assigned or the purchaser of all or substantially all of the assets of Tenant has a tangible net worth (excluding good will and other intangible assets), as determined in accordance with generally accepted accounting principles consistently applied based on certified financial statements for such entity covering the last two (2) fiscal years ending before the transaction, that is not less than the tangible net worth of Tenant as of the date of this Lease. In the event that, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an

Affiliate of the original Tenant, such event shall be deemed an assignment that is subject to the terms and provisions of this ARTICLE 8.

8.2 Additional Events Deemed to be Assignment/Sublet. Without limiting the foregoing, each of the following events shall, for all purposes hereof, be deemed to be an assignment/sublet of this Lease and shall be subject to the provisions of this ARTICLE 8: (i) Tenant entering into any agreement which purports to relieve Tenant from the obligation to pay, or pursuant to which a third party agrees to pay on Tenant’s behalf or to Tenant, all or any portion of the Rent under this Lease; (ii) Tenant entering into any agreement pursuant to which a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or to sublet or attempt to sublet all or any portion of the Premises; or (iii) the transfer (by one or more transfers) of a controlling portion of or interest in (meaning more than fifty percent (50%)) of the voting rights or stock or partnership or membership interests or other evidences of equity interests of Tenant; provided, however, that the transfer of equity interests in Tenant on a nationally recognized public stock exchange shall not be deemed an assignment within the meaning of this ARTICLE 8.

8.3 Provisions Void Upon Assignment/Sublet. Upon any assignment, sublease or other transfer requiring Landlord’s consent pursuant to this ARTICLE 8, the following provisions, to the extent contained in this Lease, shall be null and void: (i) any rights or options of Tenant to expand the Premises or to extend the duration of the Term; and (ii) any rights or options to lease additional space in the Building. Notwithstanding any provision herein to the contrary, Tenant shall not assign, sublet or otherwise transfer any of its interest or rights hereunder to any other tenant in the Building or any tenant at other properties owned by Landlord, or affiliates of Landlord, without the prior written consent of Landlord in its sole discretion.

8.4 Provisions Incorporated Into Sublease. Any sublease of all or a portion of the Premises shall be deemed to include the following provisions (notwithstanding any provision of the sublease to the contrary) and such provisions shall be deemed included in any Landlord consent agreement: (i) the term of the sublease must end no later than one day before the last day of the Term of this Lease; (ii) no sublease shall be valid, and no sublessee shall take possession of all or any part of the Premises, until a fully executed counterpart of such sublease has been delivered to Landlord; (iii) such sublease is subject and subordinate to this Lease and the provisions hereof; and (iv) in the event of termination of this Lease for any reason or reentry or repossession of the Premises by Landlord, Landlord may, in its sole discretion and option, take over and assume all of the right, title and interest of Tenant, as sublessor under such sublease, whereupon, from and after notice thereof given by Landlord to such sublessee, such sublessee shall attorn to Landlord and pay rent and perform all obligations of such sublessee under such sublease for the full term of such sublease directly to Landlord, such sublease, from and after such notice, constituting a direct lease between Landlord and such sublessee; provided, however, that Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any credit, claim, defense or offset previously accrued in favor of such sublessee against Tenant; (C) be bound by any previous modification of such sublease made without Landlord’s prior written consent or by any previous prepayment of more than one (1) month’s rent; or (D) be required to account for, or be responsible for, any security deposit not actually delivered to Landlord, and then, only to the extent not previously applied to amounts due. If a Default of Tenant occurs and Landlord elects to take over all of the right, title and interest of Tenant as sublessor under such sublease and to cause such sublessee to attorn to Landlord, all as provided above, then for the purposes of the foregoing provisions of this ARTICLE 8 only, by execution of a sublease, each such subtenant shall be deemed to have agreed that such subtenant and Landlord shall be in privity of contract with each other.

8.5 Collection of Rent. If Tenant assigns its interest under this Lease, or sublets or allows occupancy of the Premises or any part thereof by any party other than Tenant, whether or not in violation of the terms and conditions of this ARTICLE 8, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such assignment, sublease, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the payment and further performance of obligations on the part of Tenant to be performed hereunder.

8.6 Excess Payments. If Tenant assigns its interest under this Lease or sublets or otherwise permits occupancy of the Premises or any portion thereof, Tenant shall pay to Landlord, as Additional Rent fifty percent (50%) of all Profits (as defined below). As used herein, the term “Profits” means the amount, if any, by which (a) all compensation received by Tenant as a result of such assignment or sublease, or other occupancy, net of reasonable and market rate expenses actually incurred by Tenant in connection with such assignment or sublease or other occupancy, such expenses to include rent concessions, costs and expenses for tenant improvements, broker’s commissions and reasonable attorney’s fees, with such reasonable expenses to be amortized without interest over the remaining Term (or, with respect to fit-up costs, the useful life thereof, if greater than the remaining Term) (the “Amortized Costs”) and with such Amortized Costs and such excess payments to be recalculated upon any extension or renewal of the Term hereof, exceeds (b) in the case of an assignment, the Rent under this Lease, and in the case of a sublease or other occupancy, the portion of the Rent allocable to the portion of the Premises subject to such subletting or other occupancy. Together with Tenant’s notice and/or request for Landlord’s consent to such assignment or sublet, Tenant shall deliver to Landlord a schedule of anticipated Profits and a schedule of anticipated Amortized Costs. All payments due pursuant to this Section 8.6 shall be made on a monthly basis concurrently with Tenant’s payment of Basic Rent hereunder. Landlord shall have the right, upon five (5) days prior written notice to Tenant, to audit Tenant’s books and records with respect to such excess payments. Notwithstanding the foregoing, the provisions of this Section 8.6 shall impose no obligation on Landlord to consent to any assignment/subletting/occupancy with respect to this Lease.

8.7 Payment of Landlord’s Costs. Tenant shall reimburse Landlord on demand, as Additional Rent, for any out-of-pocket costs (including without limitation, reasonable Attorneys’ Fees and expenses) incurred by Landlord in connection with each actual or proposed assignment, sublease, occupancy agreement, or other act described in Section 8.1 or Section 8.2 or other request for approval or execution of any document whatsoever whether or not consummated, including without limitation, the costs of making investigations as to the acceptability of a proposed assignee, sublessee or occupant.

8.8 Conditions to Effectiveness of Assignment/Sublet. Any assignment, sublease or occupancy agreement shall not be valid or binding on Landlord and no assignee, sublessee or occupant shall take possession of all or any portion of the Premises unless and until (i) Tenant, Landlord and the assignee, sublessee, or occupant have each executed a consent agreement, in form and substance satisfactory to Landlord (which consent agreement shall provide, among other things, that said assignee, sublessee or occupant agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, except in the event of a sublease of only a portion of the Premises, in which case such obligations shall only apply to the portion being sublet, and shall otherwise comply with this ARTICLE 8), (ii) Tenant has delivered to Landlord a fully executed counterpart of such assignment, sublease or occupancy agreement acceptable to Landlord, together with a final schedule of expected Profits and a final schedule of expected Amortized Costs, (iii) Tenant has paid to Landlord any sums required pursuant to Section 8.7 hereof, and (iv) Tenant has delivered to Landlord evidence (in the form of a certificate of insurance using Acord 27 or equivalent) of compliance by the assignee/sublessee with the insurance provisions of this Lease.

8.9 Landlord’s Recapture Right. Notwithstanding any provision herein to the contrary, but subject to the terms and provisions hereinbelow, whether or not Landlord’s consent is required therefor, Landlord shall have the right to terminate this Lease (in the event of a proposed assignment) or recapture that portion of the Premises to be subleased (in the event of a proposed sublease) by giving written notice of such election within forty-five (45) days after written notice from Tenant advising Landlord of its desire to enter into an assignment or sublease with respect to this Lease or requesting Landlord’s consent thereto. If Landlord exercises its right to terminate this Lease pursuant to this Section 8.9, then such termination shall be effective as of the date which is sixty (60) days after the date of Landlord’s election as if such date were the last day of the Term of this Lease. If Landlord exercises its recapture rights pursuant to this Section 8.9 in connection with a proposed sublease, this Lease shall be deemed amended to eliminate, for the remainder of the Term, the proposed sublease premises from the Premises as of the date which is sixty (60) days after the date of Landlord’s election to recapture, and thereafter all Rent shall be appropriately prorated to reflect the reduction of the Premises as of said date. With respect to any such recapture, Tenant shall pay all costs reasonably necessary to demise the recaptured space from the remaining Premises in a manner reasonably acceptable to Landlord. Notwithstanding the foregoing to the contrary, when, pursuant to the terms and provisions of this Section 8.9, Landlord shall have the right to terminate this Lease or recapture space, Tenant shall have the right to request an advisory opinion from Landlord as to whether a proposed assignee or subtenant (collectively, a “Proposed Subtenant”) will be acceptable to Landlord, or whether Landlord will exercise its right to terminate this Lease or recapture the space proposed to be subleased. If Tenant shall submit to Landlord a request for an advisory opinion under the provisions of this Section 8.9, Landlord shall respond to Tenant in writing within a reasonable time as to whether the Proposed Subtenant (a) will be acceptable and Tenant shall receive Landlord’s consent for such assignment or subletting or (b) is not acceptable (and the reasons why the Proposed Subtenant is not acceptable, with reasonable specificity) in consequence of which Landlord intends to exercise its termination or recapture rights. After receiving Landlord’s response, Tenant shall have the right (but not the obligation), exercisable by written notice to Landlord given within ten (10) Business Days following Tenant’s receipt of such response from Landlord, to decline to go forward with the proposed assignment or sublet, and in such case(s) Landlord will have no right to terminate this Lease or recapture the space with respect to such applicable Proposed Subtenant.

ARTICLE 9

MAINTENANCE, REPAIRS AND REPLACEMENTS

9.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, Structure (as defined below), the exterior walls of the Building (including exterior window units and glass and exterior doors and related glass) and all shared Building Systems. As used herein, “Structure” means the load bearing portions of the walls, columns, beams, concrete slab, footings and structural beams of the roof, in each case as necessary to preserve the load bearing capacity thereof. Landlord also agrees, to the extent practicable, to (a) keep and maintain all Common Facilities in a good and clean order, condition and repair, (b) keep all access roads, driveways, pedestrian walkways, and parking areas on the Property reasonably free of snow and ice and free of accumulation of dirt and rubbish, as and to the level, extent and scope required by Applicable Laws, and (c) keep and maintain all landscaped areas on the Property in a neat and orderly condition. Notwithstanding the foregoing, Landlord shall have no obligation to maintain, repair or replace (i) Tenant’s Alterations, (ii) Tenant’s Removable Property, (iii) the Tenant’s Work, (iv) any such equipment or Building Systems located within the Premises, or located elsewhere on the Property and serving the Premises exclusively, or (v) any supplemental equipment or Building Systems installed by Tenant or at Tenant’s request or as a result of Tenant’s requirements in excess of building standard design criteria (collectively, “Tenant’s Exclusive Facilities”).

Landlord reserves the right, exercisable by itself or its employees, agents or contractors, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, and, except in the event of an emergency, upon prior written notice to Tenant, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building (including the Premises) and the fixtures and equipment of the Building, as well as in or to the street entrances, halls, passages, elevators, and stairways of the Building, as it may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building; provided, however, that there be no unreasonable obstruction of the right of access to, or material interference with the use and enjoyment of, the Premises by Tenant, except temporarily during construction or other work. Landlord shall perform such activities in a manner which minimizes disruption of the business operations conducted within the Premises, except that Landlord shall not be obligated to employ labor at so-called “overtime” or other premium pay rates. Nothing contained in this ARTICLE 9 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making or causing to be made any repair, replacement or improvement or complying with any law, order or requirement of any Governmental Authority. Neither the Lease, nor any use by Tenant, shall give Tenant any right or easement or the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passages, concourses and such other conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligations of Tenant hereunder and without Landlord incurring any liability to Tenant therefor.

Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly provided in this Section 9.1, unless expressly provided otherwise in this Lease. Notwithstanding any provision herein to the contrary, Landlord shall in no event be responsible for (i) the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or (ii) any condition in the Premises, the Building or the Property caused by any negligent act or omission or willful misconduct of Tenant or any of Tenant’s Agents, invitees or independent contractors.

Landlord shall never be liable for any failure to perform any of its maintenance, repair or replacement obligations under this Lease unless Tenant has given written notice to Landlord of the need to perform the same, and Landlord fails to commence to perform the same within a reasonable time thereafter not to exceed thirty (30) days after Landlord’s receipt of such notice; provided, however, that if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, then Landlord shall have an additional period to remedy same, so long as Landlord promptly commences (and in any event within such thirty (30) day period) and prosecutes such remedy to completion with diligence and continuity, and further provided that, in the event of any emergency resulting from Landlord’s failure to perform any of its maintenance, repair or replacement obligations under this Lease, Landlord shall, to the extent reasonably practicable under the circumstances and subject to Force Majeure and ARTICLE 14 of this Lease, be obligated to act promptly to address the same following written notice from Tenant, which written notice, in the case of an emergency only, may be provided by Tenant by email to Landlord’s designated property manager for the Building from time to time so long as Tenant provides Landlord with written notice pursuant to the terms and provisions of this Lease immediately following such email notice to Landlord’s designated property manager for the Building who, as of the Effective Date, is Greg Gagne at GGagne@NatDev.com.

Subject to Tenant’s obligations pursuant to Section 9.2 below with respect to the Premises and the Tenant’s Exclusive Facilities, Landlord shall, at Landlord’s expense, comply with, and cause the Property, the Building and the Common Facilities generally (but specifically excluding any individual spaces within the Property and the Building that are leased to tenants, subtenants, licensees or any other occupants) to comply with, all Applicable Law and the standards recommended by the local Board of Fire Underwriters applicable to the Building and the current use thereof, and shall, at Landlord’s expense, timely obtain all permits, licenses and the like required thereby.

9.2 Tenant’s Obligations.

(a)           Except to the extent specifically required of Landlord under Section 9.1, Tenant will keep the Premises (including, without limitation, any Alterations thereto), the Tenant’s Exclusive Facilities and every part thereof neat, clean and sanitary, and will keep its trash free of rodents and vermin and suitably store same at Tenant’s sole cost in the Premises or at other locations in the Building or on the Property designated by Landlord, and in receptacles approved by Landlord, from time to time, and will maintain the Premises (including without limitation, any interior glass, exterior window units and glass and exterior doors and related glass and Tenant’s Exclusive Facilities) in good order, condition and repair, excepting only reasonable wear and tear of the Premises and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises and the Tenant’s Exclusive Facilities (with the exception of Tenant’s Removable Property) to Landlord, upon the expiration or earlier termination of the Term, in such condition. Without limitation, Tenant shall, at Tenant’s expense, comply with, and cause the Premises and the Tenant’s Exclusive Facilities to comply with, all Applicable Law and the standards recommended by the local Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, timely obtain all permits, licenses and the like required thereby. Subject to Section 13.3 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs and replacements which may be made necessary by reason of damage to the Building caused by any negligent act or omission or willful misconduct of Tenant, or its Agents, invitees or independent contractors (including any damage by fire or other casualty arising therefrom).

(b)           Intentionally Omitted.

(c)           If Tenant is required to repair, replace or maintain any portion of the Building pursuant to the provisions of this Lease, and Tenant fails to commence to perform such act within ten (10) days’ after Landlord’s written notice, or fails to complete such act so commenced within thirty (30) days of said notice (except that no notice shall be required in the event of an emergency), Landlord may perform such act (but shall not be required to do so), and the provisions of Section 19.2(f) (“Remedying Defaults”) shall be applicable to the costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business or property by reason of Landlord’s performing such acts.

ARTICLE 10

UTILITIES AND OTHER SERVICES

10.1        Heating, Ventilation and Air-Conditioning. Landlord shall, during Normal Business Hours, furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation and an electrical load not exceeding the building standard of watts per square foot of rentable area as adjusted by Landlord from time to time. For purposes of this Section 10.1, a “reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation” shall mean that Landlord shall be required to maintain a temperature at each work within the Premises station of 71 degrees Fahrenheit during all seasons regardless of outside temperature. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord may, at its option furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent. In the event Tenant introduces into the Building personnel or equipment which overloads the capacity of any Building System or in any other way interferes with the Building System’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent.

10.2        Utilities.

(a)           General. Tenant, and not Landlord, shall be responsible for arranging accounts with the providers thereof for the furnishing, and for the cost of, all telephone and other utility services (other than water and sewer services) to the Premises. All such services shall be separately metered and Tenant shall pay all charges therefor directly to the utility provider. Notwithstanding the foregoing, electrical service for the Premises shall be governed by the provisions of subsection (b) below.

(b)           Electricity. Tenant, and not Landlord, shall be responsible for arranging accounts with the providers thereof for the furnishing, and for the cost of, electrical service to the Premises. Such electrical service shall be separately metered and Tenant shall pay all charges therefor directly to the utility provider. Tenant agrees that its electrical demand requirements shall not adversely affect the Building’s electrical system and will not exceed the maximum from time to time permitted under Applicable Law, and to repair at Tenant’s sole cost any damage caused to the electrical system caused by Tenant’s failure to observe this requirement.

(c)           Capacity. Tenant warrants and represents to Landlord that its electrical demand requirement shall not adversely affect the Building’s electrical system. Tenant’s use of electrical energy in the Premises shall not at any time exceed the maximum capacity permitted from time to time under Applicable Law or the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises and Tenant shall repair any damage caused by Tenant’s failure to observe such requirements. Any additional feeders or risers necessary to supply electricity to the Premises in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Tenant at its sole cost and expense, provided that such additional feeders and risers and other equipment are permissible under Applicable Law and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

(d)           No Landlord Liability. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public or other utility serving the Building with electricity. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense that Tenant may sustain or incur if the quantity, character or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

(e)           Limitation on Equipment. In order to assure that the capacity of the electrical system of the Building is not exceeded and to avert possible damage thereto, Tenant shall not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than personal computers, facsimile transceivers, typewriters, pencil sharpeners, adding machines, word and data processors, clocks, radios, hand-held or desk top calculators, dictaphones and other similar small electrical equipment normally found in business offices and not drawing more than the building standard, as adjusted by Landlord from time to time.

(f)            Electrical Survey. From time to time during the Term, Landlord shall have the right: (i) to have an electrical consultant selected by Landlord make a survey of Tenant’s electric usage, the result of which survey shall be conclusively binding upon Landlord and Tenant, and (ii) to install a check-meter at the Premises and confirm the Tenant’s actual electrical usage. In the event that such survey shows that Tenant has exceeded the limits set forth in subsection (e) above then, in addition to any other rights Landlord may have hereunder, Tenant shall, (x) upon demand, reimburse Landlord for the cost of such survey, (y) immediately cease to exceed such limits, and (z) upon demand, reimburse Landlord for the costs of any repairs required due to Tenant’s use in excess of such limits.

10.3        Other Services. Landlord shall also provide the following services:

(a)           Passenger elevator service via the existing passenger elevator system in the Building in common with Landlord and others entitled thereto.

(b)           Water (at temperatures supplied by the city or town in which the Property is located) for lavatory purposes and such sewer service as is available from such city or town. If Tenant uses water for any purpose other than for ordinary lavatory purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter to measure Tenant’s water consumption. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair, and Landlord shall have access to the Premises, from time to time, to reach such meter. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may, at its option, pay such charges and collect the same from Tenant upon demand as Additional Rent.

(c)           Cleaning and janitorial services to the Premises on all Business Days, provided the same are kept in order by Tenant, substantially in accordance with the cleaning standards from time to time in effect for the Building. Notwithstanding the foregoing, Tenant shall have the right to hire its own cleaning and janitorial service for the Premises, at Tenant’s sole cost and expense, upon written notice to Landlord, in which case Landlord shall no longer be obligated to provide such cleaning and janitorial service to the Premises.

(d)           Landlord and Tenant shall reasonably cooperate in developing a mutually agreeable upgrade and improvement plan to the exterior dumpster and dumpster area outside the southwest corner of the Building.

10.4        Interruption of Service. Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply and/or flow of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving as access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant (except as otherwise expressly set forth herein below) when necessary or advisable, in Landlord’s reasonable judgment, by reason of accident or emergency, or for repairs, alterations, replacements or improvements necessary or advisable, in Landlord’s reasonable judgment, or when prevented from supplying such services or use due to any negligent act or omission or willful misconduct of Tenant or Tenant’s Agents, invitees or independent contractors or any person claiming by, through or under Tenant or by Force Majeure. No diminution or abatement of Basic Rent or Additional Rent, nor any direct, indirect or consequential damages shall be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this ARTICLE 9 shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of Basic Rent or Additional Rent (except as otherwise expressly set forth hereinbelow), nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Notwithstanding the foregoing, subject to Force Majeure and ARTICLE 14 of this Lease, Landlord shall use commercially reasonable efforts to limit the extent, scope and duration of any such suspension, interruption or stoppage of service. Further notwithstanding the foregoing or anything to the contrary contained herein, if (a) any portion of the Premises is rendered untenantable due to any interruption of any Essential Services (as hereinafter defined) required to be provided by Landlord to Tenant pursuant to the terms and provisions of this Lease, in each case to the extent not caused by Force Majeure, casualty, condemnation or the negligent act or omission or willful misconduct of Tenant or any of Tenant’s Agents, and (b) the termination of such untenantable condition is within Landlord’s reasonable control (the conditions described in clauses (a) and (b) hereinabove, a “Landlord Interruption”), then Tenant (as Tenant’s sole and exclusive remedy) shall be entitled to an equitable and proportional abatement of Basic Rent and Additional Rent with respect to the portion of the Premises rendered untenantable for each day of such Landlord Interruption commencing on the first (1st) day following the expiration of the applicable Eligibility Period (as hereinafter defined) and continuing until such Landlord Interruption terminates. As used herein, (i) “Essential Services” shall mean access to the Premises or the Common Facilities, water and sewer service and electricity, but only to the extent that Landlord has an obligation to provide any of the same to Tenant under this Lease, and (ii) “Eligibility Period” shall mean five (5) Business Days following Landlord’s receipt of written notice of such Landlord Interruption from Tenant.

ARTICLE 11

REAL ESTATE TAXES

11.1        Definitions.

(a)           “Tax Year” shall mean a twelve (12) month period commencing on July 1 and falling wholly or partially within the Term;

(b)           “Taxes” shall mean: (i) all taxes, assessments (special or otherwise), betterments, levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property and any portion thereof, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, franchise, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, excise or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.

(c)           “Base Taxes” shall mean the actual Taxes assessed for the Base Year for Taxes.

11.2        Payments on Account of Real Estate Taxes.

(a)           In the event that Taxes during any Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord, as Additional Rent, an amount equal to (i) the excess of Taxes for such Tax Year over Base Taxes, multiplied by (ii) Tenant’s Proportionate Share, such amount to be apportioned for any portion of a Tax Year in which the Term Commencement Date falls or the Term expires.

(b)           Estimated payments by Tenant for Tenant’s Proportionate Share of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. Tenant’s monthly estimated payment for Tenant’s Proportionate Share of Taxes shall be sufficient to provide Landlord with a sum equal to 1/12 of Tenant’s required payment for Tenant’s Proportionate Share of Taxes for the then current Tax Year, as reasonably estimated by Landlord from time to time. Once annually, Landlord shall advise Tenant in writing of the amount of the tax bills for the prior Tax Year and the computation of Tenant’s required payment for Tenant’s Proportionate Share of Taxes, and provide Tenant with copies of the relevant tax bills, which Landlord shall use commercially reasonable efforts to provide to Tenant within one hundred twenty (120) days following the expiration of each such Tax Year. If estimated payments for Taxes theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment for Tenant’s Proportionate Share of Taxes for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant for Tenant’s Proportionate Share of Taxes (or promptly refund such overpayment if requested by Tenant, or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Tenant’s Proportionate Share of Taxes for such Tax Year are greater than estimated payments for Tenant’s Proportionate Share of Taxes theretofore made for such Tax Year, Tenant shall pay the difference to Landlord as Additional Rent within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

11.3        Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof (a “Tax Refund”) with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining of the Tax Refund, after deducting Landlord’s expenses in obtaining same, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such Tax Refund (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term) multiplied by Tenant’s Proportionate Share; provided, that in no event shall Tenant be entitled to receive more than the payments for Tenant’s Proportionate Share of Taxes made by Tenant for such Tax Year pursuant to subsection (a) of Section 11.2 or to receive any payments or abatement of Basic Rent if Taxes for any year are less than Base Taxes or if Base Taxes are abated. If Landlord shall receive a Tax Refund with respect to the Base Taxes, Landlord shall advise Tenant of the amount thereof and Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after being so advised by Landlord, the difference between the reduced Base Taxes and the amounts previously paid by Tenant for each applicable prior Tax Year in the Term, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

ARTICLE 12

OPERATING EXPENSES

12.1        Definitions.

(a)           “Operating Year” shall mean each calendar year all or any part of which falls within the Term;

(b)           “Base Operating Expenses” shall mean actual Operating Expenses for the Base Year for Operating Expenses; provided however, in the event that any item of Operating Expenses for the Base Year is unusually high due to unusual or extraordinary circumstances or events (for example, an unusually harsh winter which might result in higher than normal heating costs and/or snow and ice removal costs), such item shall be adjusted and reduced to reflect the projected cost of what such item would have been had such unusual or extraordinary circumstances or events not arisen, and such adjusted amount shall be used in determining Operating Expenses for the Base Year; and

(c)           “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, replacement, maintenance and management of the Property, including without limitation, as set forth in Exhibit B attached hereto; provided, that, if during any portion of the Operating Year for which Operating Expenses are being computed, less than all of the Building was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses incurred shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.

12.2        Tenant’s Payment of Operating Expenses.

(a)           In the event that Operating Expenses for any Operating Year shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as Additional Rent, an amount equal to (i) such excess Operating Expenses multiplied by (ii) Tenant’s Proportionate Share attributable to each Operating Year, such amount to be apportioned for any portion of an Operating Year in which the Term Commencement Date falls or the Term expires.

(b)           Estimated payments by Tenant for Tenant’s Proportionate Share of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment for Tenant’s Proportionate Share of Operating Expenses for such Operating Year, as reasonably estimated by Landlord from time to time during each Operating Year. After the end of each Operating Year, Landlord or Landlord’s Agent shall submit to Tenant a reasonably detailed statement of Operating Expenses for the prior Operating Year, and Landlord or Landlord’s Agent shall certify to the accuracy thereof, which reasonably detailed statement Landlord shall use commercially reasonable efforts to provide to Tenant within one hundred fifty (150) days following the expiration of each such Operating Year. If estimated payments for Tenant’s Proportionate Share of Operating Expenses theretofore made by Tenant for such Operating Year exceed Tenant’s required payment for Tenant’s Proportionate Share of Operating Expenses for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if requested by Tenant or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Tenant’s Proportionate Share of Operating Expenses for such Operating Year are greater than the estimated payments (if any) theretofore made by Tenant for Tenant’s Proportionate Share of Operating Expenses for such Operating Year, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after being so advised by Landlord in writing, the difference between the estimated and required Operating Expense Payments, and the obligation to make such payment for any period within the Term shall survive the expiration or earlier termination of the Term.

ARTICLE 13

INDEMNITY AND INSURANCE

13.1        Tenant’s Indemnity. Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant agrees to indemnify and save harmless Landlord and Landlord’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature to the extent arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises (excluding reasonable wear and tear and damage by casualty or condemnation); (ii) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s Agents, invitees or independent contractors; (iii) from the use or occupancy of the Premises or of any business conducted therein, and, in any case, occurring (A) after the Effective Date until the Expiration Date or earlier termination of the Term of this Lease, and (B) thereafter so long as Tenant is in occupancy of all or any part of the Premises; or (iv) from any default or breach by

Tenant or Tenant’s Agents of the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels. The provisions of this Section 13.1 shall survive the expiration or earlier termination of the Lease, regardless of the cause of such expiration or earlier termination.

13.1.A.   Landlord’s Indemnity. Except to the extent arising from the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord agrees to indemnify and save harmless Tenant and Tenant’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature to the extent arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, to the extent such accident, damage or injury results from any act or omission on the part of Landlord or Landlord’s Agents; or (ii) from any default or breach by Landlord or Landlord’s Agents of the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels. The provisions of this Section 13.1.A. shall survive the expiration or earlier termination of the Lease, regardless of the cause of such expiration or earlier termination.

13.2        Tenant’s Insurance.

(a)           Commercial General Liability. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of commercial General Liability Insurance (using the current Insurance Services Offices (“ISO”) form) under which the insurer agrees to indemnify, defend with counsel reasonably satisfactory to Landlord, and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1.

(b)           Worker’s Compensation/Employer’s Liability Insurance. If the nature of Tenant’s use of the Premises requires that any or all of its employees be provided coverage under State Worker’s Compensation Insurance or similar statutes, Tenant shall keep in force Worker’s Compensation Insurance or similar statutory coverage containing statutorily prescribed limits and Employer’s Liability with limits of at least $1,000,000.00 Bodily Injury by Accident for Each Accident, $1,000,000.00 Bodily Injury by Disease for Each Person and $1,000,000.00 Bodily Injury by Disease policy limit.

(c)           Insureds/Umbrella Policy. With respect to the above-referenced commercial general liability and property insurance policies:

(i)            Insured/Named Insureds. Tenant shall be named as an insured and Landlord, Landlord’s Managing Agent and such other persons as are in privity of estate with Landlord as may be set out in a notice to Tenant from time to time, shall be named as additional insureds; and

(ii)           Umbrella Policy. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein. Tenant’s commercial general liability insurance policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request.

(d)           Tenant Casualty Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, property insurance (ISO Causes of Loss — Special Form) on a “replacement cost” basis with a business income endorsement and a utility services — time element endorsement, insuring Tenant’s Removable Property, the Tenant’s Work and any Alterations made by Tenant pursuant to ARTICLE 7, to the extent that the same have not become the property of Landlord.

(e)           Tenant’s General Insurance Requirements. To the extent commercially available, each policy required hereunder shall be (i) issued by a reputable and financially sound, duly licensed and admitted insurance company qualified to do business in the Commonwealth of Massachusetts for the issuance of the type of coverage required by each such policy that shall have a minimum A.M. Best rating of A-/VII and that is otherwise reasonably acceptable to Landlord, and (ii) non-cancelable and non-amendable with respect to Landlord, Landlord’s Managing Agent and Landlord’s said designees without thirty (30) days’ prior written notice to Landlord (a “Cancellation Notice Provision”). In the event such a Cancellation Notice Provision is not commercially available, Tenant shall be obligated to provide Landlord with thirty (30) days’ prior written notice of amendment or cancellation of any policy required hereunder. With respect to all insurance which Tenant is required to carry hereunder, Tenant shall, prior to entering the Premises for any reason, deliver to Landlord a duplicate original policy or a certificate of insurance reasonably satisfactory to Landlord with respect thereto.

(f)            Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Property as Tenant is herein given the right to use, at Tenant’s own risk. Landlord shall not be liable to Tenant, or Tenant’s Agents, contractors or invitees for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, except for personal injury or property damage to Tenant, Tenant’s Agents, invitees and/or independent contractors when due to the negligence or willful misconduct of Landlord or Landlord’s Agents. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor, except to the extent of any loss or damage arising from the negligence or willful misconduct of Landlord or Landlord’s Agents. In no event shall Landlord be liable to Tenant for any indirect or consequential damages resulting from Landlord’s acts or omissions.

13.3        Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement to, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party and its respective Agents. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its Agents for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

ARTICLE 14

FIRE, EMINENT DOMAIN, ETC.

14.1        Landlord’s Right of Termination. If (a) the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or (b) the Premises or Building are damaged and all or a portion of such damage is uninsured, or (c) part of the Building or the Property is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to Tenant of Landlord’s election so to do within ninety (90) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate on the earlier of (i) thirty (30) days after the date of such notice or (ii) the effective date of such taking with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.2        Restoration; Tenant’s Right of Termination. If (a) the Premises or the Building are damaged by fire or other casualty, or (b) all or part of the Building is taken by right of eminent domain, and this Lease is not terminated pursuant to Section 14.1, then Landlord shall thereafter use reasonable efforts (to the extent practicable in Landlord’s reasonable determination in light of the nature of any taking or the election by Landlord’s lender to apply all or a portion of any resulting insurance proceeds to the repayment of Landlord’s loan) to restore the Building and the Premises (excluding the Tenant’s Exclusive Facilities and any Alterations) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of insurance and eminent domain proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within two hundred ten (210) days after the expiration of the ninety (90) day period referred to in Section 14.1 (which two hundred ten (210) day period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration due to Force Majeure, but in no event for more than an additional sixty (60) days, then Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period as so extended, provided that such restoration is not completed within such period. This Lease shall cease and come to an end without further liability or obligation on the part of either party (except with respect to obligations which are expressly stated herein to survive a termination) thirty (30)

days after such giving of notice by Tenant unless, within such thirty (30) day period, Landlord substantially completes such restoration, subject to the completion of minor “punch list” items, the completion of which will not materially interfere with Tenant’s business operations. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

14.3        Abatement of Rent. If the Premises or the Building are damaged by fire or other casualty, Basic Rent and Additional Rent payable by Tenant shall abate proportionately for the period during which, by reason of such damage, Tenant’s use of the Premises is prevented, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or an undamaged portion of the Premises due to such damage, but such abatement or reduction shall end if and when either (a) Landlord shall have substantially completed sufficient restoration that Tenant is able to use the Premises and the Premises are in substantially the condition it was in prior to such damage (excluding any Tenant’s Exclusive Facilities and Alterations made by Tenant pursuant to ARTICLE 7 and Tenant’s Removable Property), or (b) Tenant shall have commenced occupancy and use of the Building. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Operating Expenses payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use of the Premises suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.

14.4        Condemnation Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in a separate condemnation proceeding a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 15

ADDITIONAL COVENANTS

15.1        Tenant.

(a)           Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact with respect to this Lease as Landlord reasonably requests and as are customary for inclusion in tenant estoppel certificates.

(b)              Financial Statements. Unless Tenant is a publicly traded entity and such financial statements are available publicly, Tenant shall, without charge therefor, at any time (but not more than once annually unless a Default of Tenant exists and is continuing uncured beyond the expiration of any applicable grace or notice and cure period or the same are requested in connection with a sale, financing, refinancing or recapitalization of the Building), within ten (10) days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant’s most recent financial statements.

15.2        Landlord.

(a)           Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the Term hereof, without hindrance or ejection by Landlord or any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3        Intentionally Omitted.

ARTICLE 16

HOLDING OVER; SURRENDER

16.1        Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rent equal to one and one-half times the Basic Rent in effect immediately prior to such expiration plus one and one-half times the Additional Rent herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

16.2        Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender to Landlord the Premises in the condition in which the same are required to be kept pursuant to Section 9.2, together with all Alterations (except as hereinafter provided), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Upon such expiration or earlier termination of the Term, Tenant shall remove from the Premises (i) all of Tenant’s Removable Property, (ii) to the extent specified by Landlord at the time of their installation, all Alterations and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy, and shall repair any damages to the Premises or the Building caused by such removal, and (iii) all telecommunications lines and cabling installed by Tenant within the Premises or elsewhere in the Building to the extent exclusively serving the Premises. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or earlier termination of the Term shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 17

RIGHTS OF MORTGAGEES

17.1        Rights of Mortgagees. This Lease shall be subject and subordinate to all ground leases and/or underlying leases and to all matters currently of record, including without limitation, deeds, easements and land disposition agreements, and the lien and terms of any mortgage, deed of trust or ground lease or similar encumbrance (collectively, with any renewals, modifications, consolidations, replacements and extensions thereof, a “Mortgage,” and the holder thereof from time to time the “Holder”) from time to time encumbering the Premises and to each advance made thereunder, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise. In the event that any Mortgage is executed and delivered subsequent to the Effective Date, this Lease shall not be subject and subordinate to such Mortgage unless and until Landlord shall have delivered to Tenant a commercially reasonable subordination, non-disturbance agreement executed by the Holder (and the Tenant) in proper form for recording, and on such Holder’s standard form with such commercially reasonable changes thereto as may be agreed to by Tenant and such Holder (an “SNDA”). If this Lease is subordinate to any Mortgage and the Holder or any other party shall succeed to the interest of Landlord (such Holder or other party, a “Successor”), at the election of the Holder or Successor, Tenant shall attorn to the Holder or Successor and this Lease shall continue in full force and effect between the Holder or Successor and Tenant; provided, that, if Tenant and such Successor have executed and delivered an SNDA, then the terms and provisions of such SNDA shall govern such attornment and subordination. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Holder or Successor reasonably may request, provided that the Holder or Successor have executed and delivered to Tenant an SNDA, and Tenant hereby appoints the Holder or Successor as Tenant’s attorney-in-fact to execute such subordination or attornment agreement upon default of Tenant in complying with the Holder’s or Successor’s request.

Notwithstanding the foregoing, Landlord shall obtain and deliver to Tenant an SNDA from the current Holder of the Mortgage encumbering the Building prior to the Delivery Date.

17.2        Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Holder’s Mortgage and the taking of possession of the Premises.

17.3        Notice to Holder. After Tenant shall have received written notice from Landlord identifying the Holder of a Mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Holder (provided Tenant shall have been furnished with the name and address of such Holder), and the curing of any of Landlord’s defaults by such Holder shall be treated as performance by Landlord.

ARTICLE 18

SECURITY DEPOSIT

18.1        Letter of Credit. Concurrently with the execution hereof, Tenant agrees that is shall deliver to Landlord a Letter of Credit in accordance with the provisions of this Section 18.1.

(a)              Letter of Credit Requirements. As used herein the term “Letter of Credit” means an unconditional irrevocable standby commercial letter of credit that is: (i) in the amount of the Security Deposit set forth in Section 1.1, (ii) issued by a reputable domestic commercial bank or other financial institution, the long-term debt of which is rated at least A or the equivalent thereby Standard & Poors Ratings Group, or A or the equivalent thereof by Moody’s Investors Services, Inc., and having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (iii) either (1) binding for the period through sixty (60) days after the expiration of the Term hereof, as the same may be extended, or (2) binding for one (1) year and automatically renewed annually unless the issuer of such Letter of Credit provides to Landlord a written notice of non-renewal at least thirty (30) days prior to the expiration of such one-year period, and (iv) substantially in the form attached hereto as Exhibit F. The amount of the Letter of Credit shall be reduced by an amount corresponding to the reduction in the Security Deposit as provided below in this ARTICLE 18, as and when the Security Deposit amount is reduced, or Tenant shall cause a replacement Letter of Credit for the reduced amount to be issued.

(b)              Substitute Letter of Credit. In the event that (i) any issuer of a Letter of Credit gives notice to Landlord of the expiration or non-renewal of such Letter of Credit, or (ii) evidence of the renewal of any Letter of Credit is not delivered to Landlord at least thirty (30) days prior to the scheduled expiration of said Letter of Credit (the first date on which either of such events occurs being referred to as, the “Deadline”), Tenant shall, within ten (10) days of the Deadline, deliver to Landlord a substitute Letter of Credit, satisfying the requirements set forth above. If Tenant fails to substitute a new Letter of Credit by such date, Landlord shall have the right, without notice or demand, to draw on the Letter of Credit currently in its possession and hold and apply the cash proceeds thereof as the Security Deposit as set forth in this Lease. In addition, if the credit rating, as determined by any commercially recognized rating agency, of the issuer of the Letter of Credit falls from the level of its credit rating on the date of this Lease, Landlord shall have the right to require Tenant to provide a substitute Letter of Credit from an issuer with a credit rating equal to the credit rating of such original issuer on the date of this Lease. If Tenant fails to deliver to Landlord a substitute Letter of Credit, satisfying the requirements set forth above, Landlord shall have the right, without notice or demand, to draw on the Letter of Credit currently in its possession and hold and apply the cash proceeds thereof as the Security Deposit as set forth in this Lease.

(c)              Drawing Upon Letter of Credit. From and after the occurrence of any Default of Tenant hereunder, Landlord may draw in full, or in part from time to time, upon the Letter of Credit and immediately apply all or a portion of the cash proceeds thereof to remedy said Default of Tenant, and any cash proceeds not so immediately applied shall be held by Landlord and shall constitute a Security Deposit hereunder, and Tenant hereby grants to Landlord a first priority security interest therein.

In the event a petition is filed by the Tenant seeking an adjudication of itself as bankrupt or insolvent under any bankruptcy law or similar law or if any petition shall be filed or action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or if an involuntary petition in bankruptcy is filed against Tenant, Landlord may draw against the Letter of Credit for any amount up to the full amount thereof paid by Tenant to Landlord within the applicable preference period on account of its obligations under this Lease. The amount so drawn shall be held by Landlord in a segregated account until expiration of the preference period. If a preference claim is brought against Landlord requiring Landlord to repay to the debtor’s estate the amount of any payments made by Tenant to Landlord as a preference, Landlord may reimburse itself out of the funds drawn under the Letter of Credit and so held the amount of the preference payments that Landlord is required to pay back to the debtor’s estate, together with reasonable attorneys’ fees and disbursements incurred by Landlord in connection with any claim by the debtor’s estate for such payment. Any amounts drawn down in accordance with this subparagraph that are unexpended after expiration of the preference period shall be paid over to Tenant, or its estate, as applicable.

18.2        Security Deposit. Any Security Deposit which Landlord may, from time to time, receive pursuant to this Lease shall secure the full and prompt payment and performance of Tenant’s obligations under this Lease.

18.3        Application of Security Deposit. Any Security Deposit shall be held and applied by the Landlord as set forth in this Lease. Landlord shall hold any Security Deposit (or so much thereof as has not been applied by Landlord pursuant hereto) until that date which is sixty (60) days following the expiration or earlier termination of the Term as security for the payment and performance of all of Tenant’s obligations hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Default of Tenant. If Landlord shall so apply any or all of such Security Deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to restore the Security Deposit to the full original amount of the Letter of Credit. Landlord shall return the Security Deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on or before that date which is sixty (60) days following the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Default of Tenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant). Landlord shall have no obligation to pay interest on the Security Deposit and may commingle the same with Landlord’s other funds. If Landlord assigns Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s assignee, and, if so turned over, Tenant agrees to look solely to such assignee for proper application of the Security Deposit in accordance with the terms of this Lease.

Notwithstanding any provision herein to the contrary, following the one (1) year anniversary of the Rent Commencement Date and no more often than once during any twelve (12) consecutive month period thereafter (each, a “Security Deposit Year”), so long as: (a) there has been no Default of Tenant hereunder; (b) this Lease is then in full force and effect; and

(c) Tenant’s financial statements certified by Tenant’s Principal Financial Officer pursuant to a so-called “Section 302 Principal Financial Officer Certification Letter” (“Qualified Financial Statements”) evidence that the Security Deposit Reduction Condition (as defined below) for such applicable Security Deposit Year has been satisfied, then the Security Deposit shall promptly be reduced by an amount equal to $100,000.00 and Tenant may thereafter deliver to Landlord a substitute Letter of Credit, conforming to the requirements hereof, in the sum of such reduced amount, whereupon Landlord shall surrender to Tenant the Letter of Credit being so replaced; provided, however, that (i) in no event shall the Security Deposit hereunder ever be less than $200,000.00, and (ii) upon the occurrence of any Default of Tenant hereunder prior to any such reduction, Tenant shall not be entitled to any reduction in the amount of the Security Deposit below its then current level. Upon Landlord’s receipt of a substitute Letter of Credit in compliance with this ARTICLE 18, Landlord agrees not to draw upon the Letter of Credit being so replaced unless a Default of Tenant occurs hereunder.

As used herein, the term “Security Deposit Reduction Condition” means that Tenant has delivered to Landlord Qualified Financial Statements evidencing that Tenant is then holding the greater of (i) $50,000,000.00 in unencumbered, unrestricted, cash, or (ii) an amount that equals no less than the amount required by Tenant to pay its then current total annual operating costs as shown on such Qualified Financial Statements.

The Holder of a Mortgage shall not be responsible to Tenant for the return or application of any such Letter of Credit and/or Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such Letter of Credit and/or Security Deposit shall have been transferred by Landlord to such Holder.

ARTICLE 19

DEFAULT; REMEDIES

19.1        Tenant’s Default.

(a)           If at any time subsequent to the date of this Lease any one or more of the following events (each a “Default of Tenant”) shall happen:

(i)            Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due and such failure shall continue for five (5) days after written notice to Tenant from Landlord; or

(ii)           Tenant shall fail to timely bond off or discharge a lien in accordance with Section 7.4 herein; or

(iii)          Tenant shall fail to timely deliver an estoppel certificate in accordance with Section 15.1(a) herein; or

(iv)          Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed (or any failure of Tenant to provide notice of amendment or cancellation in accordance with Section 13.2(e) herein); or

(v)           Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after written notice to Tenant specifying such neglect or failure; provided, however that if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, then Tenant shall have an additional period, not to exceed ninety (90) days after the notice described in this subsection (v), to remedy same, so long as Tenant promptly commences (and in any event within such thirty (30) day period) and prosecutes such remedy to completion with diligence and continuity; or

(vi)          Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii)         Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii)        An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(ix)          A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(x)           If on two separate occasions occurring in any consecutive 365-day period: (x) Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall cure any such failure within the applicable grace or notice and cure period set forth in clauses (i) or (ii) above; or (y) a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Default of Tenant after the applicable grace or notice and cure period has expired; and the same or a similar failure shall occur again within the next 365 days (whether or not such similar failure is cured within any applicable grace or notice and cure period); or

(xi)          The occurrence of any of the events described in subsections

(a)(vii)-(a)(ix) with respect to any guarantor of all or any portions of Tenant’s obligations under this Lease;

then in any such case Landlord may terminate this Lease as hereinafter provided.

(b)           For purposes of subsection (a)(viii) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. §101, et seq. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within sixty (60) days after the date of the filing of the voluntary petition, or the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original sixty-day period):

(i)            files a motion to assume the Lease with the appropriate court;

(ii)           satisfies all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A)          cures all Defaults of Tenant under this Lease or provides Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within ten (10) days from the date of the assumption; and (y) cure all nonmonetary Defaults of Tenant hereunder within thirty (30) days from the date of the assumption;

(B)          compensates Landlord and any other person or entity, or provides Landlord with Adequate Assurance that within ten (10) days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C)          provides Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D)          delivers to Landlord a written statement that the conditions herein have been satisfied.

(c)           For purposes only of the foregoing subsection (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and Applicable Law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)            entering an order segregating sufficient cash to pay Landlord and any other person or entity under subsection (b) above; and

(ii)           granting to Landlord a valid lien and security interest (in form acceptable to Landlord) in all property comprising the Tenant’s “property of the estate,” as that term is defined in Section 541 of the Bankruptcy Code, which lien and security interest secures the trustee’s or debtor-in-possession’s obligation to cure the monetary and nonmonetary defaults under the Lease within the periods set forth in subsection (b) above.

(d)           For purposes only of subsection (b) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and other Applicable Law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)            the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments for Taxes and Operating Expenses and such other Additional Rent as may then be due and payable hereunder;

(ii)           the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Additional Rent;

(iii)          the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease; and

(iv)          Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder.

(e)           If the trustee or the debtor-in-possession assumes the Lease under subsection (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord is then bound or to which the Property is then subject (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

(f)            For purposes only of subsection (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and other Applicable Law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)            the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii)           if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness.

19.2        Landlord’s Remedies.

(a)           Upon the occurrence of a Default of Tenant, Landlord may terminate this Lease by written notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord in the condition required in Section 9.2, but Tenant shall remain liable as hereinafter provided.

(b)           If this Lease shall have been terminated as provided in this Section 19.2, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same.

(c)           If this Lease shall have been terminated as provided in this Section 19.2, Tenant shall pay Rent hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, (x) the Rent due hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable Attorneys’ Fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (y) if this Lease provides that Tenant was entitled to occupy the Premises for any period of time without paying Basic Rent, the amount of Basic Rent that Tenant would have paid for any such period. Tenant shall pay the portion of such damages referred to above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such damage referred to in clause (y) above to Landlord upon such termination.

(d)           At any time after termination of this Lease as provided in this Section 19.2, except to the extent that Landlord shall have collected any damages pursuant to subsection (c) above and in lieu of the extent of such damages, Tenant, at Landlord’s election, shall pay to Landlord as liquidated damages: an amount equal to the excess, if any, of the Rent (including Taxes, Operating Expenses and other charges payable under this Lease) which would be payable hereunder from the date of such demand (assuming that annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating Year or Tax Year for what would be the then unexpired Term of this Lease as if the same remained in effect), over the then fair market rental value of the Premises for the same period.

(e)           In case of any Default of Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, so long as Landlord has exercised its right to terminate this Lease, Landlord shall be obligated to mitigate its damages and to use all commercially reasonable efforts to relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option shall be equal to, less than, or in excess of, the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers necessary or advisable to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord reasonably considers necessary or advisable for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under Applicable Law in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease.

(f)            Landlord shall have the right, but not the obligation to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America or fifteen percent (15%) (but in no event greater than the maximum lawful rate), as Additional Rent. Any payment of Basic Rent and Additional Rent payable hereunder not paid when due shall, at the option of Landlord, bear interest per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America or fifteen percent (15%) (but in no event greater than the maximum lawful rate) from the due date thereof and shall be payable forthwith on demand by Landlord as Additional Rent.

19.3        Additional Rent. As referred to in Section 19.1 and notwithstanding any other provision of this Lease to the contrary, if Tenant shall fail to pay when due Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for Tenant’s failure to pay Basic Rent.

19.4        Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

19.5        Attorneys’ Fees. Tenant shall pay to Landlord reasonable Attorneys’ Fees and expenses incurred by or on behalf of Landlord in enforcing its rights hereunder or occasioned by any Default of Tenant.

19.6        Waiver.

(a)           Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord of any of their respective rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b)              No payment by Tenant, or acceptance by Landlord, of a lesser amount than that due from Tenant to Landlord hereunder shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant hereunder. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

19.7        Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

19.8        Tenant’s Remedies. In the event of Landlord’s default under this Lease, and failure to cure same within any applicable notice and cure period, Tenant shall have the remedies available to it at law and in equity, as the same may be limited or waived by the terms hereof. Tenant acknowledges that its covenant to pay Basic Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Basic Rent or Additional Rent due hereunder except as may be specifically provided for in this Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

19.9        Landlord’s Liability.

(a)           General. Tenant agrees to look solely to Landlord’s equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any Successor shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any Successor, or to take any action not involving the personal liability of Landlord or any Successor to respond in monetary damages from Landlord’s or any Successor’s assets other than Landlord’s or any Successor’s equity interest in the Property. Notwithstanding any provision herein to the contrary, Landlord shall never be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(b)           Refusal to Give Consent. Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable Attorneys’ Fees and costs, if any) in connection therewith.

(c)           Transfer of Title. In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Except as provided in this subsection (c), upon any transfer of title to the Property by Landlord, thenceforth Landlord shall be entirely freed and relieved from the performance and observance of all covenants, obligations and liability under this Lease.

ARTICLE 20

MISCELLANEOUS PROVISIONS

20.1        Brokerage. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Broker and Landlord shall be obligated to pay a brokerage fee to Broker if, as, and when required by agreement between Landlord and Broker. In the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant by a broker or other person other than Broker, Tenant agrees to defend the same and indemnify and hold harmless Landlord against any such claim.

20.2        Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3        Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of

Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to such assignment by Tenant.

20.4        Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the Landlord’s Address and the Tenant’s Address as set forth in Section 1.1 hereof. Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt or delivery receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice to the other party given in accordance with this Section 20.4.

20.5        When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between the parties and expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any Agent of Landlord shall alter, change or modify any of the provisions hereof.

20.6        Headings and Interpretation of Sections. The article, section and paragraph headings throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as,” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

20.7        Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

20.8        Time Is of the Essence. Time is of the essence of each provision of this Lease.

20.9        Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

20.10      Governing Law. This Lease shall be governed by the laws of the Commonwealth of Massachusetts.

20.11      OFAC Certification. Tenant certifies that (a) it is not acting, directly or indirectly, for or on behalf of any Person, group or nation named by an Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (collectively, a “Prohibited Person”), and (b) Tenant has not entered into this Lease, directly or indirectly on behalf of any such Person, group, or nation. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and reasonably expenses (including, without limitation, reasonable attorney’s fees and costs) to the extent arising from any breach of the foregoing certification.

20.12      REIT Provisions. It is intended that all Rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Section 512(b)(3) or 856(d) of the Code and the Regulations, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments to this Lease (or any applicable sublease or assignment of this Lease) as Landlord reasonably deems necessary to qualify all Rent as “rents from real property,” and (ii) to permit an assignment of this Lease; provided, however, that any adjustments required under this Section shall be made so as to produce the substantially equivalent (in economic terms) Rent as payable before the adjustment.

20.13      No Relocation. Landlord may not relocate Tenant or substitute other space in the Building for the Premises, but Landlord may relocate or renovate Common Facilities in its sole discretion, at Landlord’s sole cost and expense, without any obligation to Tenant; provided, that, the substitution Common Facilities are substantially equivalent or better than those being replaced.

20.14      Notice of Lease. Tenant agrees not to record this Lease, but, at Tenant’s request, each party hereto agrees, on the request of the other, to execute a notice of lease in substantially the form attached hereto as Exhibit E. In no event shall such document set forth the Rent payable by Tenant hereunder and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within ten (10) days. The obligations of Tenant under this Section 20.14 shall survive the expiration or any earlier termination of the Term.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

ND/CR UNICORN LLC, a Delaware limited liability company

By:	AG-ND MetroNorth Parent L.L.C., a Delaware limited liability company, its sole member

	By:	ND MetroNorth, Inc., a Massachusetts corporation, its co-manager

	By:	/s/ Stephen A. Kinsella
		Name:	Stephen A. Kinsella
		Title:	Treasurer

TENANT:

REPLIMUNE GROUP, INC., a Delaware corporation

By:
Name:
Title:

50

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

ND/CR UNICORN LLC, a Delaware limited liability company

By:	AG-ND MetroNorth Parent L.L.C., a Delaware limited liability company, its sole member

	By:	ND MetroNorth, Inc., a Massachusetts corporation, its manager

By:
Name:
Title:

TENANT:

REPLIMUNE GROUP, INC., a Delaware corporation

By:	/s/ P. Astley-Sparke
	Name:	Philip Astley-Sparke
	Title:	Executive Chairman

EXHIBIT A

Plan of Premises

EXHIBIT B

Operating Expenses

Operating Expenses shall include the following, without limitation:

1.                                      All expenses incurred by Landlord or Landlord’s Agents which shall be directly related to employment of personnel in connection with the operation, repair, replacement, maintenance, cleaning, repaving, insuring, protection and management of the Property, including without limitation, amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s Agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s Agents in connection with the operation, repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, including, without limitation, day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.                                      The cost of services, utilities, materials and supplies furnished or used in the operation, repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, or any portion thereof and the parking areas, access roads, utilities, and other facilities servicing or benefiting the Property alone or in common with other properties in the Park if applicable, and real estate taxes and betterment assessments with respect to the Park, which costs associated with access roads, utilities and other facilities and real estate taxes and betterment assessments with respect to the Park shall be allocated as set forth in any agreements governing the Park, or if none, then equitably among the Property and other properties in Park, including without limitation, such operation, repair, replacement, maintenance, snow plowing, landscaping, cleaning, repaving, management and protection, and as are required to comply with Applicable Law.

3.                                      The cost of maintenance, repairs and replacements for tools and other similar equipment used in the repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.                                      Where the Property is managed by Landlord or an affiliate of Landlord, an annual sum equal to the amounts customarily charges by management firms in the metropolitan Boston area for similar properties, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts actually paid for management, together with, in either case, amounts accrued for reasonable legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.                                      Premiums and deductibles for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.                                      If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includible in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Notwithstanding any provision of this Lease to the contrary, including without limitation Section 8.1 hereof, Landlord shall not be required to make any capital expenditures unless the Landlord, in its sole discretion, determines that the same is necessary. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property is located, but in no event less than 12% per annum, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure. Notwithstanding the foregoing, if any individual capital expenditure shall be less than $25,000.00, the same shall not be included in the annual charge-off but rather shall be directly included in full in Operating Expenses for the Operating Year in which it was made.

7.                                      Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

8.                                      Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

9.                                      Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

Notwithstanding anything to the contrary set forth above, the following costs shall be excluded from Operating Expenses:

a.              The cost of maintaining the entity that owns the Property.

b.              Salaries, wages, payroll taxes and benefits paid to (i) managers above the grade of Senior Property Manager or General Manager, and (ii) executive officers of the Landlord that do not provide services directly to the Property.

c.               When employees provide direct services to the Property and other properties, the cost of such employees shall be appropriately prorated amongst the Property and such other properties.

d.              Costs of sale and refinancing the Property.

e.               Investigation and remediation of any Environmental Condition not caused by Tenant or Tenant’s Agents.

f.                Debt service, depreciation and amortization.

g.               All capital expenditures except as otherwise expressly set forth above.

EXHIBIT C

Rules and Regulations of Building

The following regulations are generally applicable:

1.                                      The Common Facilities shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.                                      No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3.                                      No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the atrium of the Building, nor placed in the halls, corridors or vestibules, provided that show cases or articles may be displayed through interior windows into the atrium of the Building (if any) with Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed so long as such display does not adversely affect the aesthetic integrity of the Building.

4.                                      No tenant shall place a load upon any floor in the Premises that exceeds the floor load per rentable square foot of area which such floor was designed to carry and which is allowed by Applicable Law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may require Tenant to provide insurance naming Landlord as an insured and in such amounts as Landlord may deem reasonable. If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with Applicable Law. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless with respect thereto as provided in Section 13.1.

5.                                      The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

6.                                      Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business.

7.                                      Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

8.                                      Landlord reserves the right to exclude from the Building after Normal Business Hours and at all hours on days other than Business Days all persons connected with or calling upon the Tenant who are not escorted in the Building by an employee of Tenant. Tenant shall be responsible for all persons to whom it allows access and shall be liable to the Landlord for all wrongful acts of such persons.

9.                                      The requirements of Tenant will be attended to only upon application at the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

10.                               There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

11.                               No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

12.                               No tenant shall make, or permit to be made, any unreasonably annoying or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

13.                               The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

14.                               No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord.

15.                               Tenant shall cause all freight to be delivered to or removed from the Building and the Premises and the Park in accordance with Landlord’s standard procedures.

16.                               Tenant shall not cause any offensive odors or loud noise to constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building.

17.                               The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to ARTICLE 7 of the Lease.

18.                               With the exception of food to be consumed by Tenant’s employees and invitees, no food shall be prepared or served on or about the Premises (except in any kitchen areas or areas designated by Tenant for consumption of food within the Premises which may be included in the Plans approved by Landlord); no intoxicating liquors or alcoholic beverages shall be sold, generally distributed to the public or otherwise consumed by gatherings of individuals on or about the Premises without obtaining a license therefor if required by Applicable Law.

19.                               Tenant shall give notice to Landlord immediately upon determining that there is a threat to health or safety at the Premises or at the Property.

20.                               Tenant shall comply with all rules and regulations of the Park.

ATTACHMENT I TO EXHIBIT C

Rules and Regulations for Tenant Alterations

1.                                                General

a.                                      All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics reasonably approved by Landlord.

b.                                      Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section 4 below.

c.                                       Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other Governmental Authority having jurisdiction.

d.                                      No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all Governmental Authorities having jurisdiction.

e.                                       All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal business hours, and Tenant shall provide Landlord’s Managing Agent with at least 24 hours’ notice prior to proceeding with such work.

f.                                        All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s Managing Agent.

g.                                       All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

2.                                                Prior to Commencement of Work

a.                                      Tenant shall submit to the Building Manager a request to perform the work. The request shall include the following enclosures:

(1)                                 A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(2)                                 Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer.

(3)                                 A properly executed building permit application form.

(4)                                 Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(5)                                 Contractor’s and subcontractor’s insurance certificates.

b.                                      Landlord will return the following to Tenant:

(1)                                 A letter of approval or disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of Governmental Authorities).

(2)                                 Two fully executed copies of the Insurance Requirements Agreement.

c.                                       Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of Applicable Law.

d.                                      Tenant shall obtain a building permit from the Building Department and necessary permits from other Governmental Authorities. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

3.                                             Requirements and Procedures

a.                                      All structural and floor loading requirements of Tenant shall be subject to the prior approval of Landlord’s structural engineer at Tenant’s sole cost and expense.

b.                                      All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Building. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

c.                                       If shutdown of risers and mains for electrical, life safety system, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

d.                                      Tenant’s contractor shall:

(1)                                 have a superintendent or foreman on the Premises at all times;

(2)                                 police the job at all times, continually keeping the Premises orderly;

(3)                                 maintain cleanliness and protection of all areas, including elevators (if any) and lobbies.

(4)                                 protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(5)                                 block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(6)                                 avoid the disturbance of other tenants.

e.                                       If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

f.                                        All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

g.                                       A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

h.                                      Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other Governmental Authorities having jurisdiction.

i.                                          Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail, in both hard copy and electronic form.

j.                                         Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

4.                                                Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

a.                                      Floor plan indicating location of partitions and doors (details required of partition and door types).

b.                                      Location of standard electrical convenience outlets and telephone outlets.

c.                                       Location and details of special electrical outlets; e.g., photocopiers, etc.

d.                                      Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

e.                                       Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

f.                                         Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

g.                                       Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

h.                                      Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

i.                                          Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

j.                                         Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

k.                                      Location and weights of storage files.

l.                                          Location of any special soundproofing requirements.

m.                                  Location and details of special floor areas exceeding 50 pounds of live load per square foot.

n.                                      All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

o.                                      All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

p.                                      All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorities in connection with a building permit application.

Attachment II to Exhibit C

Contractor’s Insurance Requirements

Building: 500 Unicorn Park Drive, Woburn, Massachusetts

Landlord: ND/CR Unicorn LLC

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.                                      Contractor agrees to indemnify and save harmless Landlord and Landlord’s Agents and their respective affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable Attorneys’ Fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.                                      Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

a.                                      Workmen’s Compensation and Employers’ Liability Insurance covering each and every workman employed in, about or upon the Work, as may be required by and provided for by applicable law.

b.                                      Comprehensive General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$1,000,000 per person

$3,000,000 per occurrence

Property Damage:

$3,000,000 per occurrence

$3,000,000 aggregate

c.                                       Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3.                                                Contractor shall require all of its subcontractors engaged in the Work to provide

a.                                      Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

b.                                      Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of                               ,                  .

Contractor:

By

By:

By:

EXHIBIT D

Form of Commencement Date Agreement

THIS COMMENCEMENT DATE AGREEMENT is made as of                , 2019, by and between ND/CR Unicorn LLC, a Delaware limited liability company (“Landlord”), and Replimune Group, Inc., a Delaware corporation (“Tenant”).

Recitals:

A.                                    Landlord and Tenant are parties to that certain Lease dated              , 2019 (the “Lease”) for certain Premises (the “Premises”) consisting of an agreed 18,712 rentable square feet on the third (3rd) floor of the building commonly known and numbered as 500 Unicorn Park Drive, Woburn, Massachusetts.

B.                                    Tenant is in possession of the Premises and the Term of the Lease has commenced.

C.                                    Landlord and Tenant desire to enter into this Agreement confirming the Term Commencement Date, the Rent Commencement Date and the Expiration Date of the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.                                      Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

2.                                      The Term Commencement Date is                    .

3.                                      The Rent Commencement Date is                     .

4.                                      The Expiration Date is                       , subject to Tenant’s option to extend the term of the Lease for one (1) term of five (5) years as provided in the Lease.

5.                                      This Commencement Date Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Commencement Date Agreement shall not be deemed a waiver or amendment of any of the terms or provisions of the Lease.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed as of the date and year first above written.

LANDLORD:			TENANT:

ND/CR UNICORN LLC, a Delaware limited liability company			REPLIMUNE GROUP INC., a Delaware corporation

By:	AG-ND MetroNorth Parent L.L.C., a Delaware limited liability company, its sole member		By:
Name:
Title:
	By:	ND MetroNorth, Inc., a Massachusetts corporation, its co-manager

By:
Name:
Title:

EXHIBIT E

Form of Notice of Lease

Pursuant to Massachusetts General Laws, Chapter 183, Section 4, notice is hereby given of the following Lease:

Landlord:	ND/CR Unicorn LLC, a Delaware limited liability company, having a principal place of business at c/o National Development, 2310 Washington Street, Newton Lower Falls, Massachusetts 02462.

Tenant:	Replimune Group, Inc., a Delaware corporation, having its principal office at 500 Unicorn Park Drive, Woburn, Massachusetts 01801.

Date of Lease:	June , 2019.

Description of Leased Premises:

Approximately 18,712 rentable square feet of space in the building known as and numbered 500 Unicorn Park Drive, Woburn, Middlesex County, Massachusetts. For Landlord’s title, see deed recorded with the Middlesex South District Registry of Deeds in Book          , Page         .

Term of Lease:	Approximately ten (10) years, one (1) month.

Extension Option:	One (1) option to renew the Term of Lease for five (5) years.

This instrument is executed as notice of the aforesaid Lease and is not intended, nor shall it be deemed, to vary or govern the interpretation of the terms and conditions thereof.

[SIGNATURES ON FOLLOWING PAGE]

This instrument is executed as notice of the aforesaid Lease and is not intended, nor shall it be deemed, to vary or govern the interpretation of the terms and conditions thereof.

EXECUTED as a sealed instrument this   day of June, 2019.

LANDLORD:

ND/CR UNICORN LLC, a Delaware limited liability company

By:	AG-ND MetroNorth Parent L.L.C., a Delaware limited liability company, its sole member

	By:	ND MetroNorth, Inc., a Massachusetts corporation, its co-manager

By:
Name:
Title:

TENANT:

REPLIMUNE GROUP, INC., a Delaware corporation

By:
Name:
Title:

[ACKNOWLEDGMENTS ON FOLLOWING PAGE]

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.

On this      day of                            , 2019, then personally appeared before me the above-named                                           , as                                            of ND MetroNorth, Inc., the co-manager of AG-ND MetroNorth Parent L.L.C., the sole member of ND/CR Unicorn LLC, a Delaware limited liability company, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached documents, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

                                         OF

                                              , ss.

On this      day of                            , 2019, then personally appeared before me the above-named                                           , as                                            of Replimune Group, Inc., a Delaware corporation, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached documents, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

Notary Public
My commission expires:

EXHIBIT F

Form of Letter of Credit

,

Re:                             Letter of Credit No.:

Gentlemen:

We hereby establish in your favor our Irrevocable Letter of Credit No.              , and you are hereby irrevocably authorized to draw on us under this Letter of Credit an amount up to USD                (United States Dollars                   and 00/100).

Funds under this Letter of Credit are available to you (the “Beneficiary”) by your sight draft (s) drawn on us, stating on its face: “Drawn under                Irrevocable Letter of Credit No.              ,” accompanied this original Letter of Credit and a certificate (the “Drawing Certificate”) signed by an officer or other representative of Beneficiary certifying

“I,               , an officer of                (the “Beneficiary”) hereby certify to                     (the “Bank”), with respect to Irrevocable Letter of Credit No.                issued by the Bank in favor of Beneficiary, that Beneficiary has the right to draw USD                under that certain Lease Agreement dated                (the “Lease”) between Beneficiary, as landlord, and                        , as tenant, for the premises comprising a portion of the building known as and numbered                        .”

Partial and multiple drawings are permitted under this Letter of Credit.

Presentation of drawings hereunder shall be made at our office located at                        , or at any other office which may be designated by us in a written notice delivered to you.

This Letter of Credit is transferable in whole, not in part, and may be successively transferred. Transfer of this Letter of Credit shall be effective upon presentation to us of this original Letter of Credit, accompanied by our standard transfer request form appropriately completed. Upon such transfer, all references to the Beneficiary in the Letter of Credit shall be replaced with the name of the transferee.

This Letter of Credit is effective on the date hereof and shall expire with our close of business at 5:00 P.M., our time, on                         (the “Expiration Date”) unless extended as hereinafter provided.

We hereby engage with you that draft(s) drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored. Upon request, we will promptly review and approve in advance any draw under this Letter of Credit facsimile copies of the form of the Drawing Certificate relating to such draw.

This Letter of Credit shall be deemed automatically extended, without amendment, for additional periods of one (1) year from the Expiration Date hereof or any future expiration date, unless not less than sixty (60) days prior to any Expiration Date, we notify you in writing, by registered mail, courier service or hand delivery, at the above address, that we elect not to extend this Letter of Credit to any such additional periods. If we so notify you that this Letter of Credit will not be extended, you may draw the full amount then available on or before the then current expiration date by means of your sight draft drawn on us, which draft need not be accompanied by the certificate. In any event, this Letter of Credit will not be extended beyond                         pursuant to the first sentence of this paragraph.

This Letter of Credit is subject to Article 5 of the Massachusetts Uniform Commercial Code and where not inconsistent therewith to the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce, Paris, France, Publication 590.

Very truly yours,

Bank

By:
, Its
Hereunto duly authorized

2

EXHIBIT G

Appraisers’ Determination of Fair Market Rent

The term “Appraisers’ Determination” refers to the following procedures and requirements:

If Landlord and Tenant shall not have been able to agree upon the Fair Market Rent which will be used as an applicable component to calculate the Extension Term Basic Rent (i.e., the portion of such applicable component of the Extension Term Basic Rent that will be multiplied by ninety-five percent (95%)) by the date described in Section 1.1, then such Fair Market Rent shall be fixed by using an Appraisers’ Determination as follows:

Landlord and Tenant shall agree upon an appraiser who shall be a Member of the Appraisal Institute (MAI) or Counselors of Real Estate (CRE) (or successor professional organizations) and shall have at least ten (10) years’ experience appraising rental values of property in the metropolitan Boston market area.

If Landlord and Tenant are not able to agree upon an appraiser by the date which is ten (10) days after an Impasse, as defined in Section 1.1 (the “Appraiser Selection Deadline”), each of Landlord and Tenant shall, within ten (10) additional days, that is, by the date which is twenty (20) days after an Impasse, select an appraiser with the foregoing qualifications whereupon each of said appraisers shall, within ten (10) days of their selection hereunder, select a third appraiser with the foregoing qualifications. Fair Market Rent shall thereafter be determined to be the amount equal to the average of the two appraisals which are closest in dollar amount to each other except that if all three appraisals are apart in equal amounts, the appraisal which falls in the middle shall be the Fair Market Rent. If either party fails to select an appraiser by the Appraiser Selection Deadline, then the appraiser selected by the other party, if selected by the Appraiser Selection Deadline, shall be the sole appraiser. Landlord and Tenant shall share equally the expense of any and all appraisers. The appraiser(s) shall be obligated to make a determination of Fair Market Rent within thirty (30) days of the appointment of either the single appraiser (if only one) and within thirty (30) days of the appointment of the third appraiser (if three are so appointed).

The Fair Market Rent which will be used as an applicable component to calculate the Extension Term Basic Rent (i.e., the portion of such applicable component of the Extension Term Basic Rent that will be multiplied by ninety-five percent (95%)) shall be the then current arms-length basic rent being charged to tenants for comparable buildings in the metropolitan Boston market area (as determined either by mutual agreement of Landlord and Tenant or by the appraisers as set forth hereinabove).

The appraisers shall not have the right to modify any provision of this Lease and shall only determine the Fair Market Rent which will be used as an applicable component to calculate the Extension Term Basic Rent (i.e., the portion of such applicable component of the Extension Term Basic Rent that will be multiplied by ninety-five percent (95%)).

EXHIBIT H

Satellite Dish

1.                                      Tenant shall have the right, during the Term and any extensions thereof, to install, at Tenant’s sole cost and expense and for Tenant’s exclusive use only (and not for the use by or for the benefit of any third party), a satellite dish of a size reasonably approved by Landlord (together with any cabling, wiring, conduit or component parts thereof or relating thereto, collectively, the “Satellite Dish”) on the roof of the Building for Tenant’s own use only; provided, that, and without limiting the requirements in ARTICLE 7 of this Lease, such installation of any Satellite Dish may occur only after Landlord has approved, in writing, at no cost to Landlord, of the size, make and type of the particular Satellite Dish, the location and means of installation of such Satellite Dish and the plans and specifications relating thereto. In any event, Tenant shall not use more than ten (10) square feet of the Building’s usable roof area in connection with its installation and use of the Satellite Dish. Tenant shall be responsible, at Tenant’s sole cost and expense, to obtain any and all necessary and required permits and approvals from any and all applicable Governmental Authorities in connection with the installation and use of the Satellite Dish and shall (a) at all times comply with any and all such permits and approvals, (b) comply with the provisions of this Lease, including, without limitation, ARTICLE 7 and Section 9.2 of this Lease in connection with its installation of any Satellite Dish, (c) relocate the same, at Tenant’s sole cost and expense, to comparable space on the roof of the Building within a reasonable time following Landlord’s written notice to Tenant requesting such relocation from time to time, and (d) at Landlord’s election, pursuant to Section 16.2 of this Lease, upon the expiration or earlier termination of this Lease, remove the Satellite Dish and restore the roof to its prior condition in accordance with the terms and provisions of this Lease, including, without limitation, ARTICLE 7, Section 9.2 and Section 16.2 of this Lease, with Landlord and Tenant hereby acknowledging and agreeing that such Satellite Dish shall constitute an Alteration pursuant to ARTICLE 7 of this Lease. Tenant’s installation and use of any Satellite Dish shall not at any time (i) affect the waterproofing of the roof, (ii) be visible from any public way, or (iii) cause any interference with (v) the Building Systems, (w) the operations of any tenant in the Building, (x) any preinstalled telecommunications or HVAC equipment in or on the Building, (y) any future HVAC equipment in or on the Building, or (z) any future telecommunications equipment (I) of any telecommunications service provider which makes its services available generally to the tenants of the Building for a fee or (II) serving a larger portion of the Building than the Premises. Tenant shall also cooperate with any rooftop management policy and any telecommunications management policy which Landlord has or may implement for the Building from time to time. Tenant shall not be charged any additional rent as a result of the installation of such Satellite Dish, unless Landlord’s insurance increases as a result of such installation or Tenant damages any portion of the Building or the roof in connection with such installation.

2.                                      Notwithstanding anything to the contrary contained herein, if at any time during the Term Landlord determines in its sole discretion that any Satellite Dish materially interferes with the operations of the Building or the Park or the operations of any of the occupants of the Building or the Park, then Tenant shall, upon notice from Landlord, cease any further operation of any Satellite Dish. From and after such notice by Landlord, Tenant shall have no further right to operate any Satellite Dish unless and until Tenant shall have redesigned and modified any Satellite Dish and/or installations in a manner approved by Landlord; provided, however, that Landlord’s approval of such redesign and modification shall constitute the mere permission to operate any Satellite Dish, which permission shall in no event be construed to abrogate or diminish Landlord’s rights or Tenant’s obligations under this Section 2 of this Exhibit H.